Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

EPICEPT CORPORATION,

MAGAZINE ACQUISITION CORP.

AND

MAXIM PHARMACEUTICALS, INC.

Dated as of September 6, 2005

TABLE OF CONTENTS`

ARTICLE I	THE MERGER

1.1	The Merger

1.2	Effective Time; Closing

1.3	Effect of the Merger

1.4	Certificate of Incorporation; Bylaws; Officers and Directors

1.5	Effect on Capital Stock

1.6	Surrender of Certificates

1.7	No Further Ownership Rights in EpiCept Common Stock

1.8	Lost, Stolen or Destroyed Certificates

1.9	Tax Consequences

1.10	Taking of Necessary Action; Further Action

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF EPICEPT AND MERGER SUB

2.1	Organization of EpiCept

2.2	EpiCept Capital Structure

2.3	Obligations With Respect to Capital Stock

2.4	Authority

2.5	EpiCept Financial Statements

2.6	Absence of Certain Changes or Events

2.7	Taxes

2.8	EpiCept Intellectual Property

2.9	Compliance; Permits; Restrictions

2.10	Litigation

2.11	Brokers’ and Finders’ Fees

2.12	Employee Benefit Plans

2.13	Absence of Liens and Encumbrances

2.14	Environmental Matters

i

2.15	Agreements, Contracts and Commitments

2.16	EpiCept Properties

2.17	Statements; Proxy Statement/Prospectus

2.18	Board Approval

2.19	Opinion of Financial Advisors

2.20	Approvals

2.21	Repatriation of Dividends and Other Distributions

2.22	German Taxes

2.23	Foreign Corrupt Practices Act

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF MAXIM

3.1	Organization of Maxim

3.2	Maxim Capital Structure

3.3	Obligations With Respect to Capital Stock

3.4	Authority

3.5	SEC Filings; Maxim Financial Statements

3.6	Absence of Certain Changes or Events

3.7	Taxes

3.8	Maxim Intellectual Property

3.9	Compliance; Permits; Restrictions

3.10	Litigation

3.11	Brokers’ and Finders’ Fees

3.12	Employee Benefit Plans

3.13	Absence of Liens and Encumbrances

3.14	Environmental Matters

3.15	Agreements, Contracts and Commitments

3.16	Maxim Properties

3.17	Statements; Proxy Statement/Prospectus

3.18	Board Approval

3.19	Opinion of Financial Advisor

3.20	Vote Required

3.21	State Takeover Statutes

3.22	Maxim Rights Agreement

3.23	Foreign Corrupt Practices Act

3.24	Affiliates

ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business by EpiCept

4.2	Conduct of Business by Maxim

ARTICLE V	ADDITIONAL AGREEMENTS

5.1	Proxy Statement/Prospectus; Registration Statement

5.2	Meeting of Maxim Stockholders; Maxim Board Recommendation

5.3	Acquisition Proposals

5.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants

5.5	Public Disclosure

5.6	Regulatory Filings; Reasonable Efforts

5.7	Notification of Certain Matters

5.8	Third-Party Consents; Termination of Certain Agreements

5.9	Stock Options and Employee Benefits

5.10	Indemnification.

5.11	Board of Directors of EpiCept

5.12	Nasdaq and Stockholm Stock Exchange Listing

5.13	Maxim Affiliates; Restrictive Legend

5.14	Treatment as Reorganization

5.15	Section 16 Matters

5.16	Rights Plan

5.17	Tax Matters

5.18	FIRPTA Matters

5.19	Securityholder Litigation

5.20	Capitalization Matters

5.21	Exchange of Indebtedness

5.22	Bridge Financing

ARTICLE VI	CONDITIONS TO THE MERGER

6.1	Conditions to Obligations of Each Party to Effect the Merger

6.2	Additional Conditions to Obligations of EpiCept

6.3	Additional Conditions to the Obligations of Maxim

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER

7.1	Termination

7.2	Effect of Termination

7.3	Fees and Expenses

7.4	Amendment

7.5	Extension; Waiver

ARTICLE VIII	GENERAL PROVISIONS

8.1	Non-Survival of Representations and Warranties

8.2	Notices

8.3	Interpretation; Knowledge

8.4	Counterparts

8.5	Entire Agreement; Third-Party Beneficiaries

8.6	Severability

8.7	Other Remedies; Specific Performance

8.8	Governing Law

8.9	Rules of Construction

8.10	Assignment

8.11	Waiver of Jury Trial

8.12	Definitions

v

INDEX OF EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation

Exhibit B	Maxim Voting Agreement

Exhibit C	Certificate of Incorporation of the Surviving Corporation

Exhibit D	Maxim Affiliate Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 6, 2005 among EpiCept Corporation, a Delaware corporation (“EpiCept”), Magazine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of EpiCept (“Merger Sub”), and Maxim Pharmaceuticals, Inc., a Delaware corporation (“Maxim”).

RECITALS

A.            Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Maxim and EpiCept will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Maxim (the “Merger”).

B.            The Board of Directors of Maxim (i) has determined that the Merger is advisable and fair to, and in the best interests of, Maxim and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of Maxim.

C.            The Board of Directors of EpiCept (i)  has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) has approved and declared advisable an amended and restated Certificate of Incorporation of EpiCept in the form attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”), and (iii) has approved the issuance of shares of EpiCept Common Stock (as defined below) to the stockholders of Maxim pursuant to the terms of this Agreement (the “Share Issuance”).

D.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Maxim’s willingness to enter into this Agreement, certain EpiCept stockholders (collectively, the “Principal EpiCept Stockholders”), who in the aggregate own sufficient outstanding shares of each class of voting capital stock of EpiCept to approve the transactions contemplated hereby and convert all outstanding shares of EpiCept preferred stock into EpiCept Common Stock pursuant to the requirements of EpiCept’s charter and the DGCL, have executed and delivered written consents in accordance with Section 228 of the DGCL (the “Principal Stockholder Consent”) pursuant to which the record holders of the shares of EpiCept Common Stock beneficially owned by each of the Principal EpiCept Stockholders have consented to the adoption of the Amended and Restated Certificate of Incorporation and approval of the Share Issuance without a meeting, without prior notice and without a vote.

E.             On or prior to the Effective Time (as defined below), (i) all of the outstanding shares of EpiCept’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, (ii) all of the outstanding warrants to purchase shares of EpiCept Preferred Stock and shares of EpiCept Common Stock (other than the Sanders

Warrants (as defined below)) and (iii) all outstanding convertible notes issued by EpiCept which are convertible into shares of EpiCept Common Stock (other the Sanders Notes (as defined below)), in each case will be converted into EpiCept Common Stock in accordance with their terms (collectively, the “EpiCept Conversions”).

F.             Concurrently with the execution of this Agreement and as a condition and inducement to EpiCept’s willingness to enter into this Agreement, EpiCept and certain stockholders of Maxim are entering into voting agreements in substantially the form attached hereto as Exhibit B (the “Maxim Voting Agreements”).

G.            The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and by executing this Agreement, to adopt a plan of reorganization.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Maxim, the separate corporate existence of Merger Sub shall cease and Maxim shall continue as the surviving corporation.  Maxim as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2           Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date (as herein defined).  The closing of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP, located at 4401 Eastgate Mall, San Diego, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Maxim and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Maxim and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation; Bylaws; Officers and Directors.

(a)   At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit C.

(b)   At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

(c)   At the Effective Time, the officers of Maxim shall be the officers of the Surviving Corporation, subject to change thereafter, and the directors of Merger Sub shall be the directors of the Surviving Corporation.

1.5           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Maxim or the holders of any of the following securities, the following shall occur:

(a)   Conversion of Maxim Common Stock.  Each share of Common Stock, $0.001 par value per share, of Maxim (the “Maxim Common Stock”) issued and outstanding immediately prior to the Effective Time, including Maxim Common Stock held by Maxim or any direct or indirect wholly owned subsidiary of Maxim, but excluding any shares of Maxim Common Stock to be canceled pursuant to Section 1.5(c), will be automatically converted into the right to receive a number of shares of Common Stock, par value $0.0001 per share, of EpiCept (the “EpiCept Common Stock”) equal to the Exchange Ratio and cash in lieu of fractional shares pursuant to Section 1.5(f).  For this purpose, “Exchange Ratio” shall mean 0.194034 (subject to appropriate adjustment as a result of any inaccuracies in the capitalization representations in Sections 2.2 and 3.2); provided, however, that if shares of EpiCept Common Stock are issued after the date of this Agreement as permitted by Section 5.22, the Exchange Ratio shall be .388889 (28 divided by 72) multiplied by a fraction the numerator of which is 14,173,791 (the number of EpiCept shares deemed outstanding post reverse split as determined for the calculation) plus the number of post split shares of EpiCept Common Stock issued in accordance with Section 5.22 and the denominator of which is 28,407,570 (the number of Maxim shares deemed outstanding as determined for the calculation).

(b)   Unvested Stock.  If any shares of Maxim Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Maxim, then the shares of EpiCept Common Stock issued in exchange for such shares of Maxim Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of EpiCept Common Stock shall accordingly be marked with appropriate legends.  Maxim shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)   Cancellation of Treasury Stock.  Each share of Maxim Common Stock held by Maxim immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)   Stock Options and Warrants.  At the Effective Time (i) all options to purchase Maxim Common Stock then outstanding (the “Maxim Options”), including options issued under Maxim’s Amended and Restated 1993 Long Term Incentive Plan (the “1993 Plan”), the Cytovia, Inc. 1998 Equity Incentive Plan, the 2000 Nonstatutory Stock Option Plan and the 2001 Incentive Stock Option Plan (collectively, the “Maxim Stock Option Plans”), and (ii) all warrants to purchase Maxim Common Stock then outstanding, shall be assumed by EpiCept, in each case only to the extent provided in Section 5.9.

(e)   Capital Stock of Merger Sub.  Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value, of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)    Fractional Shares.  No fraction of a share of EpiCept Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Maxim Common Stock who would otherwise be entitled to receive a fraction of a share of EpiCept Common Stock (after aggregating all fractional shares of EpiCept Common Stock to be received by such holder) shall receive from EpiCept an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) the number of such shares of Maxim Common Stock that would otherwise be converted into a fraction of a share of EpiCept Common Stock, multiplied by (ii) the average of the closing sale prices of one share of Maxim Common Stock for the five (5) most recent days that Maxim Common Stock has traded ending on the full trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market (“Nasdaq”).

1.6           Surrender of Certificates.

(a)   Exchange Agent.  Prior to the Effective Time, EpiCept shall select an institution reasonably satisfactory to Maxim to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)   Maxim to Provide Common Stock.  Promptly after the Effective Time, EpiCept shall make available to the Exchange Agent for exchange in accordance with this Article I, (i) certificates representing the shares of EpiCept Common Stock issuable pursuant to Section 1.5(a) in exchange for outstanding shares of Maxim Common Stock, (ii) an “Exchange Fund” consisting of cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.5(f) and  any dividends or distributions to which holders of shares of Maxim Common Stock may be entitled pursuant to Section 1.6(d).

(c)   Exchange Procedures.  Promptly after the Effective Time, EpiCept shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) to such holder’s address of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Maxim Common Stock whose shares were converted into shares of EpiCept Common Stock pursuant to Section 1.5, cash in lieu of any fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as EpiCept may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of EpiCept Common Stock, cash in lieu of any fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d), and (iii) such other documents as may reasonably be required by the Exchange Agent.  Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EpiCept, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of EpiCept Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law rule or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d), and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of, the number of whole shares of EpiCept Common Stock issuable pursuant to Section 1.5(a), and the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d).

(d)   Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to EpiCept Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.5(f) will be paid to the holder of any unsurrendered

Certificate with respect to the shares of EpiCept Common Stock issuable pursuant to Section 1.5, until the holder of record of such Certificate shall surrender such Certificate.  Subject to applicable law, following surrender of any such Certificates, the Exchange Agent or any other agent designated by EpiCept shall deliver to the holders thereof, without interest, (i) promptly after such surrender, the number of whole shares of EpiCept Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.5(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of EpiCept Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of EpiCept Common Stock.

(e)   Transfers of Ownership.  If certificates for shares of EpiCept Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to EpiCept or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of EpiCept Common Stock in any name other than that of the registered holders of the Certificates surrendered, or established to the reasonable satisfaction of EpiCept or any agent designated by it that such tax has been paid or is not payable.

(f)    Required Withholding.  Each of EpiCept, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former holder of Maxim Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(g)   No Liability.  Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares Maxim Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)   Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by EpiCept on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Maxim stockholders pursuant to this Section 1.6.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Maxim stockholders pursuant to this Section 1.6 shall promptly be paid to EpiCept.

(i)    Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at EpiCept’s request, be delivered to EpiCept and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.6 shall after such delivery to EpiCept look only to EpiCept for the shares of EpiCept Common Stock pursuant to Section 1.5(a), cash in lieu of fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d) with respect to the shares of Maxim Common Stock formerly represented thereby.  Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Maxim Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4(b)) shall, to the extent permitted by law, become the property of EpiCept free and clear of any claims or interest of any Person previously entitled thereto.

1.7           No Further Ownership Rights in EpiCept Common Stock.  All shares of EpiCept Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.5(f) and 1.6(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Maxim Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Maxim Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of EpiCept Common Stock to which such holder is entitled pursuant to Section 1.5(a), cash for fractional shares, if any, as may be required pursuant to Section 1.5(f) and any dividends or distributions payable pursuant to Section 1.6(d); provided, however, that EpiCept may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against EpiCept, Maxim or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9           Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations promulgated under the Code (the “Treasury Regulations”).

1.10         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Maxim and Merger Sub, the officers and directors of Maxim and Merger Sub will take all such lawful and necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EPICEPT AND MERGER SUB

EpiCept and Merger Sub represent and warrant to Maxim, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by EpiCept to Maxim, dated as of the date hereof and certified by a duly authorized officer of EpiCept (the “EpiCept Disclosure Schedule”), which disclosure in the EpiCept Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of EpiCept and Merger Sub contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties, as follows:

2.1           Organization of EpiCept.

(a)   EpiCept, Merger Sub and each of EpiCept’s subsidiaries is a corporation duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and, to the extent applicable in such jurisdiction, in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on EpiCept.

(b)   EpiCept has delivered to Maxim a true and complete list of all of EpiCept’s subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and EpiCept’s equity interest therein.

(c)   EpiCept has delivered or made available to Maxim a true and correct copy of the Certificate of Incorporation and Bylaws of EpiCept and similar governing instruments of each of its subsidiaries, including a recent excerpt from the commercial register (Handelsregisterauszug) for EpiCept GmbH, each as amended to date, and each such instrument is in full force and effect.  Neither EpiCept nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

2.2           EpiCept Capital Structure.

(a)   As of the date hereof, the authorized capital stock of EpiCept consists of (i) 60,000,000 shares of EpiCept Common Stock, and (ii) 19,632,262 shares of Preferred Stock, par value $0.0001 per share, of which (A) 3,422,620 shares are designated as Series A Convertible Preferred Stock, (B) 3,440,069 shares are designated as Series B Convertible

Preferred Stock, and (C) 12,769,573 shares are designated as Series C Convertible Preferred Stock.  As of the close of business on August 31, 2005, 6,796,985 shares of EpiCept Common Stock were issued and outstanding, 3,368,385 shares of EpiCept’s Series A Convertible Preferred Stock were issued and outstanding, 3,106,736 shares of EpiCept’s Series B Convertible Preferred Stock were issued and outstanding, 8,839,573 shares of EpiCept’s Series C Convertible Preferred Stock were issued and outstanding, and no other shares of EpiCept Preferred Stock were issued or outstanding and no shares of EpiCept Common Stock were held by EpiCept or any direct or indirect wholly owned subsidiary of EpiCept.  As of August 31, 2005, EpiCept had reserved an aggregate of 2,987,770 shares of EpiCept Common Stock for issuance pursuant to EpiCept’s 1995 Stock Option Plan (the “EpiCept Stock Option Plan”), of which 1,778,000 shares were issuable upon exercise of outstanding stock options (the “EpiCept Options”).  As of August 31, 2005, EpiCept had fully reserved shares pursuant to outstanding and exercisable warrants to purchase 1,083,333 shares of EpiCept Preferred Stock and 15,445,858 shares of EpiCept Common Stock (plus shares of EpiCept Common Stock issuable upon the exercise of the Sanders Warrants) (collectively, the “EpiCept Warrants”).  As of August 31, 2005, EpiCept had fully reserved shares of EpiCept Common Stock for issuance pursuant to (i) outstanding convertible notes issued by EpiCept (other than the Sanders Notes) in an aggregate amount, inclusive of accrued and unpaid interest and net of the notes to be used to exercise EpiCept Warrants, of $6,542,650 which are convertible into 6,674,218 shares of EpiCept Common Stock (other than the Sanders Notes, collectively, the “EpiCept Convertible Notes”), and (ii) outstanding convertible notes issued by EpiCept GmbH in an aggregate principal amount of 2,045,168 euros which are convertible into 1,131,541 shares of EpiCept Common Stock (collectively, the “Subsidiary Notes”).  Except as set forth in the immediately preceding three sentences, no shares of capital stock or other equity securities of EpiCept are issued, reserved for issuance or outstanding.  All of the outstanding shares of EpiCept’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  All shares of EpiCept Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.  For purposes of this Agreement, “Sanders Warrants” means (i) that certain Amended and Restated Stock Purchase Warrant, dated August 26, 2005, issued by EpiCept to Sanders Opportunity Fund, L.P. and (ii) that certain Amended and Restated Stock Purchase Warrant, dated August 26, 2005, issued by EpiCept to Sanders Opportunity Fund (Institutional), L.P., and “Sanders Notes” means (i) that certain 8% Senior Note Due 2006, dated March 3, 2005, issued by EpiCept to Sanders Opportunity Fund, L.P. and (ii) that certain 8% Senior Note Due 2006, dated March 3, 2005, issued by EpiCept to Sanders Opportunity Fund (Institutional), L.P.

(b)   Section 2.2 of the EpiCept Disclosure Schedule sets forth for each outstanding EpiCept Option and EpiCept Warrant as of the date hereof, (i) the name of the holder of such EpiCept Option or EpiCept Warrant, (ii) the EpiCept Stock Option Plan pursuant to which such option was issued, (iii) the number of shares of EpiCept Common Stock or EpiCept Preferred Stock issuable upon the exercise of such EpiCept Option or

EpiCept Warrant, (iv) the exercise price of such EpiCept Option or EpiCept Warrant, (v) the date on which such EpiCept Option or EpiCept Warrant was granted, (vi) the applicable vesting schedule for such EpiCept Option or EpiCept Warrant, and (vii) the date on which such EpiCept Option or EpiCept Warrant expires.

(c)   The EpiCept Warrants (other than the Sanders Warrants) provide that (i) such EpiCept Warrants shall be exercisable only for shares of EpiCept Common Stock immediately prior to the Effective Time and (ii) such EpiCept Warrants will expire if not exercised prior to the Effective Time.  The EpiCept Convertible Notes (other than the Sander Notes) provide that the principal amount and all accrued interest thereon will be automatically converted into shares of EpiCept Common Stock, in full satisfaction of such indebtedness, immediately prior to the Effective Time.

(d)   Immediately prior to the Effective Time (but without giving effect to the EpiCept reverse stock split described in Section 5.20 and except as contemplated by Section 5.22), upon (i) the exercise of all EpiCept Warrants (other than the Sanders Warrants) for shares of EpiCept Common Stock, (ii) the conversion of all EpiCept Convertible Notes into shares of EpiCept Common Stock and (iii) the conversion of all EpiCept Preferred Stock into shares of EpiCept Common Stock, there will be (x) 53,927,401 shares of EpiCept Common Stock issued and outstanding, plus (1) shares of EpiCept Common Stock issuable upon the exercise of the Sanders Warrants, (2) 1,131,541 shares of EpiCept Common Stock issued or deemed to be issued upon conversion of the Subsidiary Notes, and (3) shares of EpiCept Common Stock issuable upon the conversion of the post August 31, 2005 accrued and unpaid interest portion of the EpiCept Convertible Notes, (y) no shares of EpiCept Preferred Stock issued and outstanding and (z) EpiCept Options to purchase 1,778,000 shares of EpiCept Common Stock.  Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of EpiCept will be issued, reserved for issuance or outstanding immediately prior to the Effective Time, other than shares issuable upon conversion of the Sanders Notes and, if the Sanders Warrant and the Subsidiary Notes are not exercised or exchanged prior to the Effective Time for shares of Common Stock, then shares issuable upon the exercise or exchange thereof.  EpiCept agrees to use commercially reasonable efforts to amend the Sanders Warrants to be substantially in form delivered to Maxim prior to the date of this Agreement.

2.3           Obligations With Respect to Capital Stock.  As of the date hereof, except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of EpiCept, or any securities or rights exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.  As of the date hereof, except for securities EpiCept owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of EpiCept, or any security or rights exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.  As of the date hereof, except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which EpiCept or any of its subsidiaries is a party or by which it is bound obligating EpiCept or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of EpiCept or any of its subsidiaries or obligating EpiCept or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.  There are no registration rights and, to the Knowledge of EpiCept there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of EpiCept or with respect to the registration or voting of any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4           Authority.

(a)   Each of EpiCept and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the filing of (i) the amendment to the Certificate of Incorporation with respect to the conversion of the EpiCept Preferred Stock (the “Conversion Amendment”), (ii) the amendment to the Certificate of Incorporation to effect the reverse stock split provided in Section 5.20 (the “Reverse Split Amendment”) and (iii) the Amended and Restated Certificate of Incorporation pursuant to the DGCL and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EpiCept.  This Agreement has been duly executed and delivered by EpiCept and Merger Sub and, assuming the due authorization, execution and delivery by Maxim, constitutes a valid and binding obligation of EpiCept and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.  The execution and delivery of this Agreement by EpiCept and Merger Sub does not, and the performance of this Agreement by EpiCept and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of EpiCept or Merger Sub or the equivalent organizational documents of any of EpiCept’s subsidiaries, (ii) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree (each a “Legal Requirement”) applicable to EpiCept, Merger Sub or any of EpiCept’s subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair EpiCept’s rights or alter the rights or obligations of EpiCept or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of EpiCept or any of its subsidiaries pursuant to, any EpiCept Contract (as defined in Section 2.15).  The EpiCept Disclosure Schedule lists all consents, waivers and approvals under any of EpiCept’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained, other than those already obtained, in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a Material Adverse Effect on EpiCept or the Surviving Corporation or have a material adverse effect on the ability of the parties to consummate the Merger.

(b)   No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to EpiCept, Merger Sub or any of EpiCept’s subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Form S-4 Registration Statement (the “Registration Statement”) to be filed by EpiCept with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Nasdaq and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the comparable laws of any foreign country reasonably determined by the parties to be required, (iv) the listing of the EpiCept Common Stock for trading on Nasdaq and the Stockholm Stock Exchange, (v) the filing of the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to EpiCept or Maxim or have a material adverse effect on the ability of the parties to consummate the Merger.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents”.

2.5           EpiCept Financial Statements.  EpiCept has delivered or made available to Maxim true and complete copies of (i) the audited consolidated balance sheets of EpiCept and its subsidiaries as of December 31, 2003 and 2004, and the related audited statements of operations, preferred stock and stockholders’ deficit and cash flows for the three years ended December 31, 2004, together with all related notes and any required schedules thereto, and (ii) the unaudited consolidated balance sheet of EpiCept and its subsidiaries as of June 30, 2005 and the related statements of operations and cash flows for the six months ended June 30, 2005 (collectively, the “EpiCept Financials”).  The EpiCept Financials (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financials, as permitted by GAAP) and each present fairly in all material respects the consolidated financial position of EpiCept and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financials were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The unaudited balance sheet of EpiCept and its subsidiaries as of June 30, 2005 is hereinafter referred to as the “EpiCept Balance Sheet.”  Except as disclosed in the EpiCept Financials, neither EpiCept nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of EpiCept and its subsidiaries taken as a whole, except liabilities incurred since the date of the EpiCept Balance Sheet in the ordinary course of business consistent with past practices.

2.6           Absence of Certain Changes or Events.

(a)   Since the date of the EpiCept Balance Sheet, there has not been: (i) any Material Adverse Effect on EpiCept, (ii) any change by EpiCept in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by EpiCept of any of its assets including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) other than pursuant to the Amended and Restated Certificate of Incorporation, any split, combination or reclassification of any of EpiCept’s or any of its subsidiaries’ capital stock.

(b)   From December 31, 2004 until the date of this Agreement, EpiCept and its subsidiaries have not taken or legally committed to take any of the actions specified in Sections 4.1(a) through 4.1(y).

2.7           Taxes.

(a)   Definitions.  For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, unemployment, national health and geriatric care taxes, excise, severance, stamp, occupation and property taxes, customs duties, fees and charges of any kind, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.  “Taxing Authority” means any taxing or other Governmental Body responsible for the administration of any Tax.

(b)   Tax Returns and Audits.

(i)              EpiCept and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by EpiCept and each of its subsidiaries with any Tax authority.  Such Returns are true and correct in all material respects and have been completed in accordance with applicable law.  EpiCept and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(ii)             Neither EpiCept nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against EpiCept or any of its subsidiaries, nor has EpiCept or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iii)            No audit or administrative or court proceeding with respect to any material Return of EpiCept or any of its subsidiaries by any Governmental Authority is presently in progress, nor has EpiCept or any of its subsidiaries been notified in writing of any request for such an audit or other proceeding.

(iv)            Neither EpiCept nor any of its subsidiaries had, as of June 30, 2005, any liability for any material unpaid Taxes that has not been accrued or reserved against on the EpiCept Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.  Since June 30, 2005, neither EpiCept nor any of its subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

(v)             There is no contract, agreement, plan or arrangement to which EpiCept or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of EpiCept or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment that would not be deductible pursuant to Sections 404 or 280G or 162(m) of the Code.  There is no contract, agreement, plan or arrangement to which EpiCept or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vi)            Neither EpiCept nor any of its subsidiaries (a) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, (b) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was EpiCept), or (c) has any liability for the Taxes of any person (other than EpiCept or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vii)           Neither EpiCept nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(viii)          EpiCept is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(ix)            EpiCept has made available to Maxim correct and complete copies of (i) all income and other material Returns of the EpiCept and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to all income and other material Taxes of EpiCept or any of its subsidiaries.

(x)             No claim has been made by a Taxing Authority in a jurisdiction where EpiCept or any of its subsidiaries does not file Returns that EpiCept or a subsidiary of EpiCept is or may be subject to taxation in that jurisdiction.

2.8           EpiCept Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean U.S. and foreign rights under patent, copyright, trademark or trade secret law or any other similar statutory provision or common law doctrine.

“Software” shall mean computer programs whether in source code or object code form, together with all related documentation.

“Technology” shall mean, collectively, designs, formulas, formulations, compounds, cell lines, clinical, pre-clinical and technical data, algorithms, procedures, models, methods, techniques, discoveries, ideas, know-how, Software, tools, data, databases, confidential and proprietary information, trade secrets, inventions (whether patentable or not), creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, documentation and any other embodiment of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“EpiCept Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, EpiCept or any of its subsidiaries.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“EpiCept Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, EpiCept or any of its subsidiaries.

(a)   Section 2.8(a) of the EpiCept Disclosure Schedule sets forth a complete and accurate list of all registered patents, trademarks, service marks and copyrights (collectively, the “EpiCept Registered Intellectual Property”) and pending applications therefor, owned by EpiCept or any of its subsidiaries, including the jurisdictions in which such registrations or applications for registration have been filed.   Section 2.8(a) of the EpiCept Disclosure Schedule lists any proceedings or actions before any court, tribunal or regulatory body (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to EpiCept Registered Intellectual Property.

(b)   To the Knowledge of EpiCept, except as set forth in Section 2.8(b) of the EpiCept Disclosure Schedule no Intellectual Property or product or service owned by EpiCept or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by EpiCept or any of its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Intellectual Property owned by EpiCept in a manner that would reasonably be expected to have a Material Adverse Effect.

(c)   To the Knowledge of EpiCept, (i) except with respect to any registered trademark or service mark that EpiCept is no longer using, each material item of EpiCept Registered Intellectual Property is valid and subsisting; (ii) all necessary registration, maintenance and renewal fees currently due in connection with such EpiCept Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such EpiCept Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such EpiCept Registered Intellectual Property; and (iii) except as set forth in Section 2.8(c) of the EpiCept Disclosure Schedule, there are no actions that must be taken by EpiCept within 120 days of the Closing Date, including the payment of any registration, renewal or maintenance fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(d)   Except with respect to licenses of Software generally available for an annual license fee of no more than $25,000, Section 2.8(d) of the EpiCept Disclosure Schedule sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which EpiCept or its subsidiaries licenses or otherwise is authorized to use any Technology or Intellectual Property of a third party used in the businesses of EpiCept and its subsidiaries, and all such contracts, licenses and agreements are in full force and effect.  Following the Closing, EpiCept will continue to be permitted to exercise all of its rights under such contracts, licenses and agreements to the same extent and in the same manner EpiCept would have been able to had the transaction not occurred, and without the payment of any additional consideration and without the necessity of any third party consent.  Except pursuant to the licenses set forth on Section 2.8(d) of the EpiCept Disclosure Schedule, neither EpiCept nor any of its subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any third party with respect to use of any Intellectual Property or Technology used in the business of EpiCept and its subsidiaries.

(e)   Section 2.8(e) of the EpiCept Disclosure Schedule  sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which any EpiCept Intellectual Property has been licensed to any third party.  All such contracts, licenses and agreements are in full force and effect and, to the Knowledge of EpiCept or any of its subsidiaries, no third party has materially breached any term thereof.

(f)    EpiCept and its subsidiaries have taken reasonable steps to protect the proprietary status of confidential information and trade secrets owned by EpiCept and its subsidiaries and of any confidential information or trade secrets of third parties provided to EpiCept or any of its subsidiaries (to the extent subject to confidentiality restrictions).  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, EpiCept and its subsidiaries have (i) executed valid and enforceable written agreements with all of their employees by which the employees have (A) acknowledged the “work for hire” status of Technology and Intellectual Property they may develop during their employment; (B) agreed to assign to EpiCept or its subsidiaries all their rights in and to any Technology and Intellectual Property they may develop during their employment that does not qualify as a “work for hire”; and (C) agreed to hold all confidential information of EpiCept and its subsidiaries in confidence both during and after their employment; and (ii) executed valid and enforceable written agreements with all consultants and contractors who have been retained in connection with the development of Technology and Intellectual Property by which the consultants and contractors have agreed to assign to EpiCept or its subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all confidential information of EpiCept and its subsidiaries in confidence both during and after the term of their engagements.

(g)   To the Knowledge of EpiCept, (i) all Intellectual Property used in or necessary to the conduct of EpiCept’s and each of its subsidiaries’ businesses as presently conducted or currently contemplated to be conducted by EpiCept and its subsidiaries is either owned exclusively by EpiCept or is the subject of a valid and enforceable license agreement; and (ii) the products, services and the operation of the business of EpiCept and its subsidiaries as such business currently is conducted, including EpiCept’s and its subsidiaries’ design, development, manufacture, marketing and sale of the products or services of EpiCept and its subsidiaries (including products currently under development) do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 2.8(g) of the EpiCept Disclosure Schedule, neither EpiCept nor any of its subsidiaries has received notice from any third party that the operation of the business of EpiCept or any of its subsidiaries or any act, product or service of EpiCept or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

2.9           Compliance; Permits; Restrictions.

(a)   Neither EpiCept nor any of its subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, any Legal Requirement applicable to EpiCept or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected.  No investigation or review by any Governmental Entity is pending or, to the Knowledge of EpiCept, threatened against EpiCept or its subsidiaries, nor has any Governmental Entity indicated to EpiCept or any of its subsidiaries an intention to conduct the same.  There is no agreement, judgment, injunction, order or decree binding upon EpiCept or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of EpiCept or any of its subsidiaries, any acquisition of material property by EpiCept or any of its subsidiaries or the conduct of business by EpiCept or any of its subsidiaries as currently conducted or presently proposed to be conducted.

(b)   EpiCept and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of EpiCept, or any of its subsidiaries, as the case may be, including such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the “EpiCept Permits”).  EpiCept and its subsidiaries are in compliance in all material respects with the terms of the EpiCept Permits.

2.10         Litigation.  There is no suit, action, judgment, proceeding, claim, arbitration or investigation (each an “Action”) pending or, to the Knowledge of EpiCept, threatened, against or affecting EpiCept or any subsidiary of EpiCept or any property or asset of EpiCept or any subsidiary of EpiCept which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on EpiCept, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.11         Brokers’ and Finders’ Fees.  Except for fees payable to Wachovia Securities pursuant to an engagement letter dated June 29, 2005, and a side letter dated August 17, 2005 (true and correct copies of which have been delivered to Maxim), EpiCept has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12         Employee Benefit Plans.

(a)   The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments, occupational pension scheme or other arrangements (whether or not set forth in a written document including for the avoidance of doubt and for purposes of employees of EpiCept GmbH, any arrangements to be deemed general bonus plan and gratification practices “betriebliche Übung,” and including all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active employee, former employee, director or consultant of EpiCept, any subsidiary of EpiCept or any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with EpiCept within the meaning of Section 414 of the Code (for purposes of Section 2.12 and Section 3.12, an “Affiliate”), or with respect to which EpiCept or any of its subsidiaries has any liability (contingent or otherwise), are referred to herein as the “EpiCept Plans.”  EpiCept Disclosure Schedule 2.12(a) contains a complete and accurate list of each of the EpiCept Plans.  EpiCept has provided to Maxim:  (i) correct and complete copies of all documents embodying each EpiCept Plan including all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such EpiCept Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each EpiCept Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each EpiCept Plan; (iv) all IRS determination, opinion, notification and advisory letters relating to any EpiCept Plan; (v) all material correspondence to or from any governmental agency relating to any EpiCept Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each EpiCept Plan, if applicable, for the most recent three (3) plan years; (viii) if the EpiCept Plan is funded, the most recent periodic accounting of the EpiCept Plan assets; and (ix) a description of any payments made in conformance with EpiCept GmbH’s general bonus plan and gratification practices (betriebliche Übung).

(b)   Each EpiCept Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such EpiCept Plans.  No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of EpiCept Plan activities) has been brought, or to the Knowledge of EpiCept is threatened, against or with respect to any such EpiCept Plan.  There are no audits, inquiries or proceedings pending or, to the Knowledge of EpiCept, threatened by the Internal Revenue Service (the “IRS”) or Department of Labor (the “DOL”) with respect to any EpiCept Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the EpiCept Plans have been timely made or accrued.  Section 2.12(b) of the EpiCept Disclosure Schedule includes a listing of the accrued vacation liability of EpiCept and any of its subsidiaries as of June 30, 2005.  Any EpiCept Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the EpiCept Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation.  EpiCept and or any of its subsidiaries does not have any plan or commitment to establish any new EpiCept Plan, to modify any EpiCept Plan (except to the extent required by law or to conform any such EpiCept Plan to the requirements of any applicable law, in each case as previously disclosed to Maxim in writing, or as required by this Agreement), or to enter into any new EpiCept Plan.  Each EpiCept Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Maxim, EpiCept or any of its subsidiaries or any of its Affiliates (other than ordinary administration expenses or the issuance of EpiCept Common Stock upon exercise of previously granted EpiCept Options).

(c)   Neither EpiCept, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has EpiCept, any of its subsidiaries, nor any of their Affiliates contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)(A) of ERISA.  Neither EpiCept, any of its subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.  Neither EpiCept, any of its subsidiaries, nor any officer or director of EpiCept or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any EpiCept Plan.

(d)   Neither EpiCept, any of its subsidiaries, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state or foreign law applicable to EpiCept or any of its subsidiaries’ employees.  None of the EpiCept Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither EpiCept nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.  Except as specifically set forth in Section 2.12(d) of the EpiCept Disclosure Schedule, no EpiCept Plan provides health benefits that are not fully insured through an insurance contract.

(e)   Neither EpiCept nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.  Neither EpiCept nor any of its subsidiaries is a party to any works council agreement or any other contract with a works council under the laws of any foreign jurisdiction.  No employee of EpiCept or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of EpiCept, no campaign to establish such representation is in progress.  There is no pending or, to the Knowledge of EpiCept, threatened labor dispute involving EpiCept or any of its subsidiaries and any group of its employees nor has EpiCept or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and EpiCept and its subsidiaries consider their relationships with their employees to be good.  EpiCept and any of its subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (including national health tax, national geriatric care tax, payroll tax or, if applicable under the laws of any foreign jurisdiction, any national pension insurance contributions levy, assessment or tariff); and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations (including national health, geriatric care, pension and unemployment insurance laws; personnel leasing laws or works constitution laws) for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against EpiCept or any of its subsidiaries under any worker’s compensation policy or long-term disability policy.  The EpiCept Disclosure Schedule identifies each employee of EpiCept GmbH who is not fully available to perform work because of disability or other leave, including childcare leave or maternity leave under the laws of Germany, and sets forth the basis of such disability or leave.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of EpiCept or any of its subsidiaries under any EpiCept Plan or otherwise, (ii) materially increase any benefits otherwise payable under any EpiCept Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)   No payment or benefit which will or may be made by EpiCept or any of its subsidiaries or its Affiliates in connection with this transaction with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2).  In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results in any payment or benefit which will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2), Section 2.12(g) of the EpiCept Disclosure Schedule shall list all persons who EpiCept reasonably believes are, with respect to EpiCept or any of its subsidiaries, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof and provide a calculation of the aggregate “excess parachute payments” within the meaning of Code Section 280G(B)(1).  Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the expected date of the Closing, EpiCept shall, as and to the extent necessary, deliver to Maxim a revised Schedule 2.12(g) which sets forth any additional information which EpiCept reasonably believes would affect the determination of the persons who are, with respect to EpiCept or any of its subsidiaries, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) or of the calculation of the aggregate “excess parachute payments” as of the date of each such revised Schedule 2.12(g).

(h)   Each EpiCept Plan that has been adopted or maintained by EpiCept or any of its subsidiaries or its Affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 2.12(h) of the EpiCept Disclosure Schedule.

2.13         Absence of Liens and Encumbrances.  EpiCept and each of its subsidiaries has good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of its tangible assets used in its business, free and clear of any liens or encumbrances except as reflected in the EpiCept Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to EpiCept.

2.14         Environmental Matters.

(a)   Hazardous Material.  Except as set forth in Section 2.14(a) of the EpiCept Disclosure Schedule no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of EpiCept, or its subsidiaries or any affiliate of EpiCept, or, to the Knowledge of EpiCept, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that EpiCept or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b)   Hazardous Materials Activities.  Except as set forth in Section 2.14(b) of the EpiCept Disclosure Schedule (i) neither EpiCept nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither EpiCept nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

(c)   Permits.  EpiCept and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of EpiCept’s and its subsidiaries’ Hazardous Material Activities and other businesses of EpiCept and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to EpiCept.

(d)   Environmental Liabilities.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to EpiCept’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of EpiCept or any of its subsidiaries.

2.15         Agreements, Contracts and Commitments.  The following agreements, contracts or commitments with respect to which EpiCept or one of its subsidiaries is a party or is bound are referred to herein as the “EpiCept Contracts”:

(a)   any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of EpiCept’s Board of Directors, other than those that are terminable by EpiCept or any of its subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to EpiCept;

(b)   any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)   any agreement of guaranty;

(d)   any agreement, contract or commitment containing any covenant limiting in any respect the right of EpiCept or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution or marketing rights;

(e)   any agreement, contract or commitment currently in force relating to the disposition or acquisition by EpiCept or any of its subsidiaries after the date of this Agreement of assets in excess of $150,000 not in the ordinary course of business or pursuant to which EpiCept has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than EpiCept’s subsidiaries;

(f)    any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which EpiCept or any of its subsidiaries have continuing material obligations to jointly market any product, technology, compound or service, or any material agreement pursuant to which EpiCept or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by EpiCept or any of its subsidiaries;

(g)   any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any EpiCept product, technology, compound or service or any material agreement, contract or commitment currently in force to sell or distribute any EpiCept product, compound or service except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Maxim;

(h)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than trade payables arising, and advances to employees made, in the ordinary course of business consistent with past practice);

(i)    any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

(j)    any other agreement, contract or commitment (i) in connection with or pursuant to which EpiCept and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $150,000 during the current fiscal year or during the next fiscal year, or (ii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

Section 2.15 of the EpiCept Disclosure Schedule sets forth a complete list of the EpiCept Contracts (except that for this purpose the reference to $150,000, where it appears in clause (i) of Section 2.15(j), instead shall be deemed to refer to $300,000).

Neither EpiCept nor any of its subsidiaries, nor to EpiCept’s Knowledge any other party to an EpiCept Contract, is in material breach, violation or default under, and neither EpiCept nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any EpiCept Contract in such a manner as would permit any other party to cancel or terminate any such EpiCept Contract, or would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.16         EpiCept Properties.  Neither EpiCept nor any of its subsidiaries owns any real property.  EpiCept and each of its subsidiaries have valid leasehold interests in all of their material properties, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which EpiCept or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of EpiCept or any of its subsidiaries or, to EpiCept’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which EpiCept or its subsidiary has not taken steps to prevent such default from occurring).  All the plants, structures, facilities, properties, leased premises and equipment of EpiCept and its subsidiaries, except such as may be under construction as set forth in Section 2.16 of the EpiCept Disclosure Schedule, are in good operating condition and repair, in all material respects, normal wear and tear excepted.

2.17         Statements; Proxy Statement/Prospectus.  None of the information supplied or to be supplied by EpiCept or Merger Sub for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of Maxim in connection with the meeting of Maxim’s stockholders to consider the approval and adoption of this Agreement and approval of the Merger (the “Maxim Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) shall not, on the date the Proxy Statement/Prospectus is first mailed to Maxim’s stockholders or at the time of the Maxim Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.  If at any time before the Effective Time, any event relating to EpiCept, Merger Sub or any of their affiliates, officers or directors should be discovered by EpiCept or Merger Sub which should be set forth in a supplement to the Proxy Statement/Prospectus, EpiCept shall promptly inform Maxim.  Notwithstanding the foregoing, neither EpiCept nor Merger Sub makes any representation or warranty with respect to any information supplied or to be supplied by Maxim that is, will be, or is required to be, contained in any of the foregoing documents.

2.18         Board Approval.  The Board of Directors of EpiCept (i) has determined that the Merger is advisable and fair to, and in the best interests of, EpiCept and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has approved and declared advisable the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation, and (iv) has approved the Share Issuance.

2.19         Opinion of Financial Advisors.  The Board of Directors of EpiCept has received an opinion from Wachovia Securities to the effect that, as of September 5, 2005, the Exchange Ratio is fair, from a financial point of view, to EpiCept, a signed copy of which opinion will be delivered to Maxim solely for informational purposes as promptly as practicable after receipt thereof by EpiCept.

2.20         Approvals.  Pursuant to the Principal Stockholder Consent, EpiCept has obtained the necessary approval of its stockholders for the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation and the Share Issuance.  The holders of (i) all of the outstanding shares of EpiCept’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, (ii) all of the outstanding warrants to purchase shares of EpiCept Preferred Stock and shares of EpiCept Common Stock and (iii) all outstanding convertible notes issued by (x) EpiCept which are convertible into shares of EpiCept Common Stock and (y) EpiCept GmbH which are convertible into shares of EpiCept Common Stock, have agreed to the EpiCept Conversions.

2.21         Repatriation of Dividends and Other Distributions.  All dividends and other distributions declared and payable on the equity or other interests in EpiCept GmbH may, under the laws and regulations of the Federal Republic of Germany as presently enacted or promulgated, be paid to EpiCept and such dividends and distributions will be subject to withholding taxes at a rate of 21.1% that may be reduced to 5% by means of refund under the laws and regulations of the Federal Republic of Germany as presently enacted or promulgated and are otherwise free and clear of any other tax, withholding or deduction in the Federal Republic of Germany.

2.22         German Taxes.  No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of EpiCept to the Federal Republic of Germany or any political subdivision or taxing authority thereof or therein in connection with the execution, delivery and performance of this Agreement.

2.23         Foreign Corrupt Practices Act.  To EpiCept’s Knowledge, and to the actual knowledge of the executive officers of EpiCept GmbH, neither EpiCept nor any of its subsidiaries, nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of EpiCept or any of its subsidiaries, has taken any action or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
MAXIM

Maxim represents and warrants to EpiCept, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Maxim to EpiCept, dated as of the date hereof and certified by a duly authorized officer of Maxim (the “Maxim Disclosure Schedule”), which disclosure in the Maxim Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of Maxim contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties, as follows:

3.1           Organization of Maxim.

(a)   Maxim and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on Maxim.

(b)   Maxim has delivered to EpiCept a true and complete list of all of Maxim’s subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Maxim’s equity interest therein.

(c)   Maxim has delivered or made available to EpiCept a true and correct copy of the Certificate of Incorporation and Bylaws of Maxim and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect.  Neither Maxim nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2           Maxim Capital Structure.

(a)   The authorized capital stock of Maxim consists of (i) 60,000,000 shares of Maxim Common Stock, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 400,000 are designated Series A Convertible Preferred Stock.  As of the close of business on August 31, 2005, 28,402,808 shares of Maxim Common Stock were issued and outstanding and no shares of Maxim Common Stock were held by Maxim or any direct or indirect wholly owned subsidiary of Maxim.  As of the date hereof, no shares of Maxim Preferred Stock were issued or outstanding.  As of August 31, 2005, Maxim had reserved an aggregate of (i) 1,175,999 shares of Maxim Common Stock for issuance pursuant to Maxim’s 1993 Long Term Incentive Plan, of which 620,092 shares had been issued and 361,333 shares were issuable upon exercise of outstanding stock options, (ii) 750,000 shares of Maxim Common Stock for issuance pursuant to Maxim’s 2000 Nonstatutory Stock Option Plan, of which 79,940 shares had been issued and 155,920 shares were issuable upon exercise of outstanding stock options, and (iii) 4,173,500 shares of Maxim Common Stock for issuance pursuant to Maxim’s 2001 Incentive Stock Option Plan, of which 303,603 shares had been issued and 1,463,475 shares were issuable upon exercise of outstanding stock options.  In addition, as of August 31, 2005, Maxim had reserved for issuance 142,674 shares of Maxim Common Stock pursuant to Maxim’s 401(k) Plan, and 1,421,500 shares of Maxim Common Stock pursuant to:  (i) outstanding and exercisable direct option grants outside of any plan to purchase 130,000 shares of Maxim Common Stock, (ii) outstanding and exercisable options assumed in connection with Maxim’s acquisition of Cytovia, Inc. to purchase 14,166 shares of Maxim Common Stock, and (iii) outstanding and exercisable warrants to purchase 1,277,334 shares of Maxim Common Stock (the “Maxim Warrants”).  Except as set forth in the immediately preceding two sentences, no shares of capital stock or other equity securities of Maxim are issued, reserved for issuance or outstanding except for rights issuable pursuant to the Maxim Rights Agreement (as defined in Section 3.22) or any other right issued in substitution thereof (the “Maxim Rights”).  Under the Maxim Rights Agreement, until the Distribution Date (as defined in the Maxim Rights Agreement), (i) the Maxim Rights will be evidenced by the certificates for Maxim Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be certificates for Maxim Rights (the “Maxim Rights Certificates”)) and not by separate Maxim Rights Certificates and (ii) the right to receive Maxim Rights Certificates will be transferable only in connection with the transfer of Maxim Common Stock.  All of the outstanding shares of Maxim’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  All shares of Maxim Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

(b)   Section 3.2 of the Maxim Disclosure Schedule sets forth for each outstanding option to purchase shares of Maxim Common Stock (each a “Maxim Option”) and for each outstanding Maxim Warrant as of the date hereof, (i) the name of the holder of such Maxim Option or Maxim Warrant (ii) the Maxim Stock Option Plan pursuant to which such option was issued, if applicable, (iii) the number of shares of Maxim Common Stock issuable upon the exercise of such Maxim Option or Maxim Warrant, (iv) the exercise price of such Maxim Option or Maxim Warrant, (v) the date on which such Maxim Option or Maxim Warrant was granted, (vi) the applicable vesting schedule for such Maxim Option or Maxim Warrant, and (vii) the date on which such Maxim Option or Maxim Warrant expires.

3.3           Obligations With Respect to Capital Stock.  As of the date hereof, except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Maxim, or any securities  or rights exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.  As of the date hereof, except for securities Maxim owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Maxim, or any security or right exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.  As of the date hereof, except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Maxim or any of its subsidiaries is a party or by which it is bound obligating Maxim or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Maxim or any of its subsidiaries or obligating Maxim or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.  Except for the Maxim Voting Agreements, there are no registration rights and, to the Knowledge of Maxim there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Maxim or with respect to the registration or voting of any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

3.4           Authority.

(a)   Maxim has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Maxim, subject only to the approval and adoption of this Agreement and the approval of the Merger by Maxim’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by Maxim and, assuming the due authorization, execution and delivery by EpiCept and Merger Sub, constitutes a valid and binding obligation of Maxim, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.  The execution and delivery of this Agreement by Maxim does not, and the performance of this Agreement by Maxim will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Maxim or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Maxim’s stockholders as contemplated in Section 5.2 (the “Maxim Stockholder Approval”) and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any Legal Requirement applicable to Maxim or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Maxim’s rights or alter the rights or obligations of Maxim or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties, including any leased real property, or assets of Maxim or any of its subsidiaries pursuant to, any Maxim Contract (as defined in Section 3.15).  The Maxim Disclosure Schedule lists all consents, waivers and approvals under any of Maxim’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained (other than those already obtained) in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a Material Adverse Effect on Maxim or the Surviving Corporation or have a material adverse effect on the ability of the parties to consummate the Merger.

(b)   No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Maxim or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Maxim or EpiCept or have a material adverse effect on the ability of the parties to consummate the Merger.

3.5           SEC Filings; Maxim Financial Statements.

(a)   Maxim has filed and furnished all forms, reports, schedules, prospectuses, registration, proxy and other statements required to be filed by Maxim with the SEC since September 30, 2004, and has made available to EpiCept such forms, reports, schedules, prospectuses, registration, proxy and other statements in the form filed with the SEC.  All such required forms, reports, schedules, prospectuses, registration, proxy and other statements (including those that Maxim may file subsequent to the date hereof), and all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, are referred to herein collectively as the “Maxim SEC Reports.”  As of their respective effective dates (in the case of Maxim SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Maxim SEC Reports), the Maxim SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”),

as the case may be, and the rules and regulations of the SEC thereunder applicable to such Maxim SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Maxim SEC Report has been revised or superseded by a later-filed Maxim SEC Report, none of the Maxim SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Maxim’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Maxim SEC Reports (the “Maxim Financials”), (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes and schedules thereto) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes and schedules thereto) and (iii) present fairly in all material respects the consolidated financial position of Maxim and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The balance sheet of Maxim contained in the Maxim SEC Reports as of June 30, 2005 is hereinafter referred to as the “Maxim Balance Sheet.”  Except as disclosed in the Maxim Financials included in the Maxim SEC Reports filed by Maxim and publicly available prior to the date of this Agreement, neither Maxim nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes and schedules to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Maxim and its subsidiaries taken as a whole, except liabilities incurred since the date of the Maxim Balance Sheet in the ordinary course of business consistent with past practices.

(c)   Maxim has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Maxim, including its consolidated subsidiaries, required to be disclosed by Maxim in the reports that it files or submits under the Exchange Act is accumulated and communicated to Maxim’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and Maxim’s principal executive officer and its principal financial officer believe such disclosure controls and procedures are effective to ensure that information required to be disclosed by Maxim in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  Maxim’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to Maxim’s auditors and the audit committee of the Board of Directors of Maxim (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Maxim’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Maxim’s internal controls over financial reporting.  The principal executive officer and the principal financial officer of Maxim have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to all Maxim SEC Reports, and the statements contained in such certifications are complete and correct.

3.6           Absence of Certain Changes or Events.

(a)   Since the date of the Maxim Balance Sheet, there has not been: (i) any Material Adverse Effect on Maxim, (ii) any change by Maxim in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (iii) any revaluation by Maxim of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iv) any split, combination or reclassification of any of Maxim’s or any of its subsidiaries’ capital stock.

(b)   From December 31, 2004 until the date of this Agreement, Maxim and its subsidiaries have not taken or legally committed to take any of the actions specified in Sections 4.2(a) through 4.2(y).

3.7           Taxes.

(a)   Maxim and each of its subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Maxim and each of its subsidiaries with any Tax authority.  Such Returns are true and correct in all material respects and have been completed in accordance with applicable law.  Maxim and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(b)   Neither Maxim nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against Maxim or any of its subsidiaries, nor has Maxim or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(c)   No audit or administrative or court proceeding with respect to any material Return of Maxim or any of its subsidiaries by any Governmental Authority is presently in progress, nor has Maxim or any of its subsidiaries been notified in writing of any request for such an audit or other proceeding.

(d)   Neither Maxim nor any of its subsidiaries had, as of June 30, 2005, any liability for any material unpaid Taxes that has not been accrued for or reserved against on the Maxim Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.  Since June 30, 2005, neither Maxim nor any of its subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

(e)   There is no contract, agreement, plan or arrangement to which Maxim or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Maxim or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment that would not be deductible pursuant to Sections 404, 280G or 162(m) of the Code.  There is no contract, agreement, plan or arrangement to which Maxim or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f)    Neither Maxim nor any of its subsidiaries (a) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement (b) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Maxim) or (c) has any liability for the Taxes of any person (other than Maxim or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g)   Neither Maxim nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h)   Maxim is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(i)    Maxim has made available to EpiCept correct and complete copies of (i) all income and other material Returns of Maxim and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and other material Taxes of Maxim or any of its subsidiaries.

(j)    No claim has been made by a Taxing Authority in a jurisdiction where Maxim or any of its subsidiaries does not file Returns that the Maxim or a subsidiary of Maxim is or may be subject to taxation in that jurisdiction.

3.8           Maxim Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

“Maxim Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Maxim or any of its subsidiaries.

“Maxim Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Maxim or any of its subsidiaries.

(a)   Section 3.8(a) of the Maxim Disclosure Schedule sets forth a complete and accurate list of all registered patents, trademarks, service marks and copyrights (collectively, the “Maxim Registered Intellectual Property”) and pending applications therefor, owned by Maxim or any of its subsidiaries, including the jurisdictions in which such registrations or applications for registration have been filed.   Section 3.8(a) of the Maxim Disclosure Schedule lists any proceedings or actions before any court, tribunal or regulatory body (including the PTO) or equivalent authority anywhere in the world) related to Maxim Registered Intellectual Property.

(b)   To the Knowledge of Maxim, except as set forth in Section 3.8(b) of the Maxim Disclosure Schedule no Intellectual Property or product or service owned by Maxim or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Maxim or any of its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Intellectual Property owned by Maxim in a manner that would reasonably be expected to have a Material Adverse Effect.

(c)   To the Knowledge of Maxim, (i) except with respect to any registered trademark or service mark that Maxim is no longer using, each material item of Maxim Registered Intellectual Property is valid and subsisting; (ii) all necessary registration, maintenance and renewal fees currently due in connection with such Maxim Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Maxim Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Maxim Registered Intellectual Property; and (iii) except as set forth in Section 3.8(c) of the Maxim Disclosure Schedule, there are no actions that must be taken by Maxim within 120 days of the Closing Date, including the payment of any registration, renewal or maintenance fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(d)   Except with respect to licenses of Software generally available for an annual license fee of no more than $25,000, Section 3.8(d) of the Maxim Disclosure Schedule sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which Maxim or its subsidiaries licenses or otherwise is authorized to use any Technology or Intellectual Property of a third party used in the businesses of Maxim and its subsidiaries, and all such contracts, licenses and agreements are in full force and effect.  Following the Closing, the Surviving Corporation will be permitted to exercise all of Maxim’s rights under such contracts, licenses and agreements to the same extent and in the same manner Maxim would have been able to had the transaction not occurred, and without the payment of any additional consideration and without the necessity of any third party consent.  Except pursuant to the licenses set forth on Section 3.8(d) of the Maxim Disclosure Schedule, neither Maxim nor any of its subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any third party with respect to use of any Intellectual Property or Technology used in the business of Maxim and its subsidiaries.

(e)   Section 3.8(e) of the Maxim Disclosure Schedule  sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which any Intellectual Property owned by Maxim has been licensed to any third party.  All such contracts, licenses and agreements are in full force and effect and, to the Knowledge of Maxim or any of its subsidiaries, no third party has materially breached any term thereof.

(f)    Maxim and its subsidiaries have taken reasonable steps to protect the proprietary status of confidential information and trade secrets owned by Maxim and its subsidiaries and of any confidential information or trade secrets of third parties provided to Maxim or any of its subsidiaries (to the extent subject to confidentiality restrictions).  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Maxim and its subsidiaries have (i) executed valid and enforceable written agreements with all of their employees by which the employees have (A) acknowledged the “work for hire” status of Technology and Intellectual Property they may develop during their employment; (B) agreed to assign to Maxim or its subsidiaries all their rights in and to any Technology and Intellectual Property they may develop during their employment that does not qualify as a “work for hire”; and (C) agreed to hold all confidential information of Maxim and its subsidiaries in confidence both during and after their employment; and (ii) executed valid and enforceable written agreements with all consultants and contractors who have been retained in connection with the development of Technology and Intellectual Property by which the consultants and contractors have agreed to assign to Maxim or its subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all confidential information of Maxim and its subsidiaries in confidence both during and after the term of their engagements.

(g)   To the Knowledge of Maxim, (i) all Intellectual Property used in or necessary to the conduct of Maxim’s and each of its subsidiaries’ businesses as presently conducted or currently contemplated to be conducted by Maxim and its subsidiaries is either owned exclusively by Maxim or is the subject of a valid and enforceable license agreement; and (ii) the products, services and the operation of the business of Maxim and its subsidiaries as such business currently is conducted, including Maxim’s and its subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Maxim and its subsidiaries (including products currently under development) do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 3.8(g) of the Maxim Disclosure Schedule, neither Maxim nor any of its subsidiaries has received notice from any third party that the operation of the business of Maxim or any of its subsidiaries or any act, product or service of Maxim or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

3.9           Compliance; Permits; Restrictions.

(a)   Neither Maxim nor any of its subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, any Legal Requirement applicable to Maxim or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected.  No investigation or review by any Governmental Entity is pending or, to the Knowledge of Maxim, threatened against Maxim or its subsidiaries, nor has any Governmental Entity indicated to Maxim or any of its subsidiaries an intention to conduct the same.  There is no agreement, judgment, injunction, order or decree binding upon Maxim or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Maxim or any of its subsidiaries, any acquisition of material property by Maxim or any of its subsidiaries or the conduct of business by Maxim or any of its subsidiaries as currently conducted or presently proposed to be conducted.

(b)   Maxim and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Maxim, or any of its subsidiaries, as the case may be, including, such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the “Maxim Permits”).  Maxim and its subsidiaries are in compliance in all material respects with the terms of the Maxim Permits.

3.10         Litigation.  There is no Action pending or, to the Knowledge of Maxim, threatened, against or affecting Maxim or any subsidiary of Maxim or any property or asset of Maxim or any subsidiary of Maxim which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Maxim, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.11         Brokers’ and Finders’ Fees.  Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter dated March 3, 2005 (a true and correct copy of which has been delivered to EpiCept), Maxim has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12         Employee Benefit Plans.

(a)   The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including all “employee benefit plans” within the meaning of Section 3(3) of ERISA) covering any active employee, former employee, director or consultant of Maxim, any subsidiary of Maxim or any trade or business (whether or not incorporated) that is an Affiliate, or with respect to which Maxim or any of its subsidiaries has any liability (contingent or otherwise), are referred to herein as the “Maxim Plans.”  Maxim Disclosure Schedule 3.12(a) contains a complete and accurate list of each of the Maxim Plans.  Maxim has provided to EpiCept:  (i) correct and complete copies of all documents embodying each Maxim Plan including all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Maxim Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Maxim Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Maxim Plan; (iv) all IRS determination, opinion, notification and advisory letters relating to any Maxim Plan; (v) all material correspondence to or from any governmental agency relating to any Maxim Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each Maxim Plan, if applicable, for the most recent three (3) plan years; and (viii) if the Maxim Plan is funded, the most recent periodic accounting of the Maxim Plan assets.

(b)   Each Maxim Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Maxim Plans.  No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Maxim Plan activities) has been brought, or to the Knowledge of Maxim is threatened, against or with respect to any such Maxim Plan.  There are no audits, inquiries or proceedings pending or, to the Knowledge of Maxim, threatened by the IRS or the DOL with respect to any Maxim Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Maxim Plans have been timely made or accrued.  Section 3.12(b) of the Maxim Disclosure Schedule includes a listing of the accrued vacation liability of Maxim and any of its subsidiaries as of June 30, 2005.  Any Maxim Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code

(i) has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the Maxim Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation.  Maxim or any of its subsidiaries does not have any plan or commitment to establish any new Maxim Plan, to modify any Maxim Plan (except to the extent required by law or to conform any such Maxim Plan to the requirements of any applicable law, in each case as previously disclosed to EpiCept in writing, or as required by this Agreement), or to enter into any new Maxim Plan.  Each Maxim Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to EpiCept, Maxim or any of its subsidiaries or any of its Affiliates (other than ordinary administration expenses or the issuance of Maxim Common Stock upon exercise of previously granted Maxim Options).

(c)   Neither Maxim, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Maxim, any of its subsidiaries, nor any of their Affiliates contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)(A) of ERISA.  Neither Maxim, any of its subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.  Neither Maxim, any of its subsidiaries, nor any officer or director of Maxim or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Maxim Plan.

(d)   Neither Maxim, any of its subsidiaries, nor any of their Affiliates has, before the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state or foreign law applicable to Maxim or any of its subsidiaries’ employees.  None of the Maxim Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Maxim nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.  Except as specifically set forth in Section 3.12(d) of the Maxim

Disclosure Schedule, no Maxim Plan provides health benefits that are not fully insured through an insurance contract.

(e)   Neither Maxim nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.  No employee of Maxim or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of Maxim, no campaign to establish such representation is in progress.  There is no pending or, to the Knowledge of Maxim, threatened labor dispute involving Maxim or any of its subsidiaries and any group of its employees nor has Maxim or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Maxim and its subsidiaries consider their relationships with their employees to be good.  Maxim and any of its subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (including national health tax, national geriatric care tax, payroll tax or, if applicable under the laws of any foreign jurisdiction, any national pension insurance contributions levy, assessment or tariff); and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations (including national health, geriatric care, pension and unemployment insurance laws; personnel leasing laws or works constitution laws) for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against Maxim or any of its subsidiaries under any worker’s compensation policy or long-term disability policy.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of Maxim or any of its subsidiaries under any Maxim Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Maxim Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g)   No payment or benefit which will or may be made by Maxim or any of its subsidiaries or its Affiliates in connection with this transaction with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Code

Section 280G(B)(2).  In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results or could result in any payment or benefit which will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2), Section 3.12(g) of the Maxim Disclosure Schedule shall list all persons who Maxim reasonably believes are, with respect to Maxim or any of its subsidiaries, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof and provide a calculation of the aggregate “excess parachute payments” within the meaning of Code Section 280G(B)(1).  Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the expected date of the Closing, Maxim shall, as and to the extent necessary, deliver to EpiCept a revised Schedule 3.12(g) which sets forth any additional information which Maxim reasonably believes would affect the determination of the persons who are, with respect to Maxim or any of its subsidiaries, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) or of the calculation of the aggregate “excess parachute payments” as of the date of each such revised Schedule 3.12(g).

(h)   Each Maxim Plan that has been adopted or maintained by Maxim or any of its subsidiaries or its Affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 3.12(h) of the Maxim Disclosure Schedule.

3.13         Absence of Liens and Encumbrances.  Maxim and each of its subsidiaries has good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of its tangible assets used in its business, free and clear of any liens or encumbrances except as reflected in the Maxim Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Maxim.

3.14         Environmental Matters.

(a)   Hazardous Material.  Except as set forth in Section 3.14(a) of the Maxim Disclosure Schedule no underground storage tanks and no Hazardous Materials are present as a result of the actions of Maxim, of its subsidiaries or any affiliate of Maxim, or to the Knowledge of Maxim, as a result of any actions of any third party, or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Maxim or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b)   Hazardous Materials Activities.  Except set forth in Section 3.14(b) of the Maxim Disclosure Schedule (i) neither Maxim nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Maxim nor any of its subsidiaries has engaged in Hazardous Materials Activities in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

(c)   Permits.  Maxim and its subsidiaries currently hold all Environmental Permits necessary for the conduct of Maxim’s and its subsidiaries’ Hazardous Material Activities and other businesses of Maxim and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to Maxim.

(d)   Environmental Liabilities.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Maxim’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Maxim or any of its subsidiaries.

3.15         Agreements, Contracts and Commitments.  The following agreements, contracts or commitments with respect to which Maxim or one of its subsidiaries is a party or is bound are referred to herein as the “Maxim Contracts”:

(a)   any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Maxim’s Board of Directors, other than those that are terminable by Maxim or any of its subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Maxim;

(b)   any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)   any agreement of guaranty;

(d)   any agreement, contract or commitment containing any covenant limiting in any respect the right of Maxim or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution or marketing rights;

(e)   any agreement, contract or commitment currently in force relating to the disposition or acquisition by Maxim or any of its subsidiaries after the date of this Agreement of assets in excess of $150,000 not in the ordinary course of business or pursuant to which Maxim has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Maxim’s subsidiaries;

(f)    any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which Maxim or any of its subsidiaries have continuing material obligations to jointly market any product, technology, compound or service, or any material agreement pursuant to which Maxim or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Maxim or any of its subsidiaries;

(g)   any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Maxim product, technology, compound or service or any material agreement, contract or commitment currently in force to sell or distribute any Maxim product, compound or service, except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to EpiCept;

(h)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than trade payables arising, and advances to employees made, in the ordinary course of business consistent with past practice);

(i)    any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

(j)    any other agreement, contract or commitment (i) in connection with or pursuant to which Maxim and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $150,000 during the current fiscal year or during the next fiscal year, or (ii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules).

Section 3.15 of the Maxim Disclosure Schedule sets forth a complete list of the Maxim Contracts (except that for this purpose the reference to $150,000, where it appears in clause (i) of Section 3.15(j), instead shall be deemed to refer to $300,000).

Neither Maxim nor any of its subsidiaries, nor to Maxim’s Knowledge any other party to a Maxim Contract is in material breach, violation or default under, and neither Maxim nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Maxim Contract in such a manner as would permit any other party to cancel or terminate any such Maxim Contract, or would permit any other party to seek material damages or other material remedies (for any or all of such breaches, violations or defaults, in the aggregate).

3.16         Maxim Properties.  Neither Maxim nor any of its subsidiaries owns any real property.  Maxim and each of its subsidiaries have valid leasehold interests in all of their material properties, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Maxim or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of Maxim or any of its subsidiaries or, to Maxim’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Maxim or its subsidiary has not taken steps to prevent such default from occurring).  All the plants, structures, facilities, properties, leased premises and equipment of Maxim and its subsidiaries, except such as may be under construction as set forth in Section 3.16. of the Maxim Disclosure Schedule, are in good operating condition and repair, in all material respects, normal wear and tear excepted.

3.17         Statements; Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Maxim for inclusion or incorporation by reference in (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Maxim’s stockholders, at the time of the Maxim Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Maxim Stockholders’ Meeting which has become false or misleading.  The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  If at any time before the Effective Time, any event relating to Maxim or any of its affiliates, officers or directors should be discovered by Maxim which should be set forth in an amendment to the Registration Statement, Maxim shall promptly inform EpiCept.  Notwithstanding the foregoing, Maxim makes no representation or warranty with respect to any information supplied or to be supplied by EpiCept that is, will be, or is required to be contained in any of the foregoing documents.

3.18         Board Approval.  The Board of Directors of Maxim (i) has determined that the Merger is advisable and fair to, and in the best interests of, Maxim and its stockholders, (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has unanimously approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Maxim (the “Maxim Board Recommendation”).

3.19         Opinion of Financial Advisor.  The Board of Directors of Maxim has received an opinion from Piper Jaffray & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view to Maxim’s stockholders (other than EpiCept, if a stockholder), a signed copy of which opinion will be delivered to EpiCept solely for informational purposes as promptly as practicable after receipt thereof by Maxim.

3.20         Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Maxim Common Stock in favor of the approval and adoption of this Agreement and the approval of the Merger is the only vote of the holders of any class or series of Maxim’s capital stock necessary to approve and adopt this Agreement and approve the transactions contemplated hereby.

3.21         State Takeover Statutes.  The Board of Directors of Maxim has approved this Agreement, the Maxim Voting Agreements and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby and thereby the restrictions contained in Section 203 of the DGCL, to the extent, if any, such restrictions would otherwise be applicable to the Merger, this Agreement, the Maxim Voting Agreements and the other transactions contemplated by this Agreement and the Maxim Voting Agreements.  No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Maxim Voting Agreements or the transactions contemplated hereby and thereby.

3.22         Maxim Rights Agreement.  Maxim has taken all actions necessary to (a) render the Rights Agreement entered into as of June 15, 2000 between Maxim and American Stock Transfer & Trust Company (the “Maxim Rights Agreement”), inapplicable to the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) for purposes of the transactions contemplated by this Agreement, none of EpiCept, Merger Sub or any other subsidiary of EpiCept is an Acquiring Person (as defined in the Maxim Rights Agreement) pursuant to the Maxim Rights Agreement and (ii) neither a Distribution Date nor a Triggering Event (as such terms are defined in the Maxim Rights Agreement) will occur, in the case of clauses (i) and (ii), solely by reason of the execution or delivery of this Agreement or the consummation of the Merger and other transactions contemplated by this Agreement, and (c) provide that the Final Expiration Date (as defined in the Maxim Rights Agreement) shall occur immediately prior to the Effective Time.

3.23         Foreign Corrupt Practices Act.  Neither Maxim nor any of its subsidiaries, nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of Maxim or any of its subsidiaries, has taken any action or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

3.24         Affiliates.  Section 3.24 of the Maxim Disclosure Schedule contains an accurate and complete list of the names and addresses of those persons who are Maxim Affiliates (as defined in Section 5.13) as of the date hereof.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by EpiCept.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective

Time, EpiCept (which for the purposes of this Article IV shall include EpiCept and each of its subsidiaries) agrees, except (i) as required by law, (ii) as specifically provided in this Agreement or Article IV of the EpiCept Disclosure Schedule or (iii) to the extent that Maxim shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.  In addition, except (x) as required by law, (y) as specifically provided in this Agreement or Article IV of the EpiCept Disclosure Schedule or (z) to the extent that Maxim shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), EpiCept shall not do any of the following and shall prevent its subsidiaries from doing any of the following:

(a)   Except pursuant to the terms of EpiCept Stock Option Plan or written agreements outstanding on the date hereof and disclosed to Maxim in Section 4.1(a) of the EpiCept Disclosure Schedule, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b)   Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c)   Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 4.1(c) of the EpiCept Disclosure Schedule or otherwise immaterial in amount (not to exceed $15,000 individually and $150,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d)   Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the EpiCept Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e)   Other than the filing of the Amended and Restated Certificate of Incorporation, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of EpiCept or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g)   Except as contemplated by Section 5.22, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into or amend, modify or consent to other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of EpiCept Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, (ii) the issuance of EpiCept Common Stock upon the conversion of EpiCept preferred stock or convertible notes outstanding as of the date of this Agreement, (iii) the EpiCept Conversions and (iv) pursuant to the filing of the Amended and Restated Certificate of Incorporation;

(h)   Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of EpiCept (or similar governing instruments of any subsidiaries) except for the filing of the Conversion Amendment, the Reverse Split Amendment and the Amended and Restated Certificate of Incorporation;

(i)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of EpiCept, other than in the ordinary course of business consistent with past practice;

(j)    Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 4.1(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of EpiCept;

(k)   Except as contemplated by Section 5.22, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EpiCept, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l)    Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice;

(m)  Make payments outside of the ordinary course of business in excess of $150,000 in the aggregate;

(n)   Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which EpiCept or any of its subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o)   Enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of EpiCept’s products or products licensed by EpiCept, other than nonexclusive contracts, agreements or obligations entered into in the ordinary course of business that can be terminated or cancelled by EpiCept without material penalty or further material payment and without more than ninety (90) days’ notice;

(p)   Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(q)   Enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(r)    Except as contemplated by Section 5.22, incur or enter into any agreement or commitment in excess of $250,000 individually;

(s)   Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(t)    Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of amounts in the ordinary course of business;

(u)   Make any grant of exclusive rights to any third party;

(v)   Modify or amend in any manner that is materially adverse to Maxim or EpiCept, or terminate, any material agreement or any confidentiality agreement entered into by EpiCept or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner materially adverse to Maxim or EpiCept, any confidentiality, standstill or similar agreements to which EpiCept or any of its subsidiaries is a party;

(w)  Make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(x)    Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(y)   Enter into or extend the term or scope of any contract or agreement that purports to restrict EpiCept, or any existing or future subsidiary or affiliate of EpiCept, from engaging in any line of business or in any geographic area; or

(z)    Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (y) above.

4.2           Conduct of Business by Maxim.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Maxim (which for the purposes of this Article IV shall include Maxim and each of its subsidiaries) agrees, except (i) as required by law, (ii) as specifically provided in this Agreement or Article IV of the Maxim Disclosure Schedule or (iii) to the extent that EpiCept shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.  In addition, except (x) as required by law, (y) as specifically provided in this Agreement or Article IV of the Maxim Disclosure Schedule or (z) to the extent that EpiCept shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), Maxim shall not do any of the following and shall prevent its subsidiaries from doing any of the following:

(a)   Except or pursuant to the terms of Maxim Stock Option Plans or written agreements outstanding on the date hereof and disclosed to Maxim in Section 4.2(a) of the Maxim Disclosure Schedule, accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b)   Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c)   Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 4.2(c) of the Maxim Disclosure Schedule or otherwise immaterial in amount (not to exceed $15,000 individually and $150,000 in the aggregate), or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d)   Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Maxim Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(e)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Maxim or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g)   Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into or amend, modify or consent to other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Maxim Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement.

(h)   Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of Maxim (or similar governing instruments of any subsidiaries);

(i)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Maxim, other than in the ordinary course of business consistent with past practice;

(j)    Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 4.2(d)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of Maxim;

(k)   Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Maxim, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(l)    Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice ;

(m)  Make payments outside of the ordinary course of business in excess of $150,000 in the aggregate;

(n)   Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Maxim or any of its subsidiaries is a party or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(o)   Enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of Maxim’s products or products licensed by Maxim, other than nonexclusive contracts, agreements or obligations entered into in the ordinary course of business that can be terminated or cancelled by Maxim without material penalty or further material payment and without more than ninety (90) days’ notice;

(p)   Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(q)   Enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(r)    Incur or enter into any agreement or commitment in excess of $250,000 individually;

(s)   Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(t)    Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of amounts in the ordinary course of business;

(u)   Make any grant of exclusive rights to any third party;

(v)   Modify or amend in any manner that is materially adverse to EpiCept or Maxim, or terminate, any material agreement or any confidentiality agreement entered into by Maxim or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner materially adverse to EpiCept or Maxim, any confidentiality, standstill or similar agreements to which Maxim or any of its subsidiaries is a party;

(w)  Make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(x)    Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(y)   Enter into or extend the term or scope of any contract or agreement that purports to restrict Maxim, or any existing or future subsidiary or affiliate of Maxim, from engaging in any line of business or in any geographic area; or

(z)    Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (y) above.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Proxy Statement/Prospectus; Registration Statement.  As promptly as practicable after the execution of this Agreement, Maxim and EpiCept will prepare and file with the SEC the Proxy Statement/Prospectus, and EpiCept will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus is to be included as a prospectus.  Maxim, EpiCept and Merger Sub will provide each other with any information with respect to it which may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 5.1.  Each of Maxim and EpiCept will respond to any comments from the SEC, will use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Each of Maxim and EpiCept will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Maxim or EpiCept, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Maxim and/or EpiCept, such amendment or supplement.  Each of Maxim and EpiCept shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.  Maxim will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.  Each of the parties hereto shall cause the Proxy Statement/Prospectus and the Registration Statement, as applicable, to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq.  Without in any way limiting or affecting the requirements of Section 5.2(b) hereof, nothing in this Agreement shall preclude either Maxim or EpiCept from including in the Proxy Statement/Prospectus or any amendment or supplement thereto any information that it reasonably determines is required to be disclosed pursuant to applicable securities laws.

5.2           Meeting of Maxim Stockholders; Maxim Board Recommendation.

(a)   Meeting of Maxim Stockholders.  Promptly after the date hereof, Maxim will take all action necessary or advisable in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, hold and convene the Maxim Stockholders’ Meeting to consider the approval and adoption of this Agreement and approval of the Merger, to be held as promptly as practicable.  Subject to Section 5.3(d), Maxim will use its best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq, the DGCL and its Certificate of Incorporation to obtain such approvals, including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation.  Notwithstanding anything to the contrary contained in this Agreement, Maxim may adjourn or postpone the Maxim Stockholders’ Meeting to the extent necessary to facilitate the provision of any necessary supplement or amendment to the Proxy Statement/Prospectus, provided that such supplement or amendment is provided to its respective stockholders in advance of the vote to be taken at such meeting or, if as of the time for which the Maxim Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Maxim Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Maxim Stockholders’ Meeting.  Maxim shall ensure that the Maxim Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Maxim Stockholders’ Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

(b)   Board Recommendation.  Subject to Section 5.3(d), except to the extent that the Board of Directors of Maxim, or if applicable, a committee thereof, determines in good faith after consulting with and receiving the advice of its outside legal counsel, that taking or failing to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law:  (i) the Board of Directors of Maxim shall make the Maxim Board Recommendation to its stockholders, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Maxim has made the Maxim Board Recommendation and (iii) neither the Board of Directors of Maxim nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to EpiCept, the Maxim Board Recommendation.

5.3           Acquisition Proposals.

(a)   No Solicitation.  Subject to Section 5.3(c), each of Maxim and EpiCept agrees that neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit any of the officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) of it or its subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of the terms contained in this Section 5.3(a), (iv) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, nondisclosure or similar agreement (other than as required pursuant to the terms thereof as in effect on the date hereof) under which it or any of its subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced in all material respects each such agreement at the request of Maxim (in the case of an agreement under which EpiCept has any rights) or EpiCept (in the case of an agreement under which Maxim has any rights), (v) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), (vi) with respect to Maxim, amend or grant any waiver or release or approve any transaction or redeem rights under the Maxim Rights Agreement (except as provided for under Section 3.22), (vii) approve any transaction under Section 203 of the DGCL, (viii) approve of any person’s becoming an “interested stockholder” under Section 203 of the DGCL or (ix) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself.  Each of Maxim and EpiCept agrees that it and its subsidiaries shall, and it shall cause its and its subsidiaries’ officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, and it shall use commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents to: immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.  Each of Maxim and EpiCept agrees that it will promptly request each Person that has entered into a confidentiality agreement with Maxim or EpiCept in connection with its consideration of an Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of Maxim or EpiCept or any of their subsidiaries, as the case may be.

(b)   Notification of Unsolicited Acquisition Proposals.

(i)    As promptly as practicable (but in any event within one business day) after any of Maxim’s or EpiCept’s respective officers, directors or representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) receives or becomes aware of the receipt of any Acquisition Proposal by Maxim or EpiCept, as the case may be, or any request for nonpublic information or inquiry which Maxim or EpiCept, as the case may be reasonably believes could lead to an Acquisition Proposal, Maxim or EpiCept, as the case may be, shall provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.  The recipient of the Acquisition Proposal, request or inquiry shall keep the other party hereto informed as promptly as practicable (but in any event within one (1) business day) in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one (1) business day) provide to the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii)   Maxim or EpiCept, as the case may be, shall provide the other party with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c)   Superior Offers.  Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that Maxim receives an Acquisition Proposal that constitutes or that the Board of Directors of Maxim determines in good faith is reasonably likely to result in a Superior Offer (as defined in Section 5.3(g)) with respect to itself, it may, at any time prior to obtaining the Maxim Stockholder Approval (but in no event after obtaining the Maxim Stockholder Approval), take the following actions (but only (i) if Maxim has not breached Section 5.3(a) in connection with the Superior Offer and (ii) to the extent that Maxim’s Board of Directors believes in good faith, after consulting with and receiving the advice of its outside legal counsel, that failure to take any such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

(i)    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (i) (A) at least one (1) business day prior to furnishing any such nonpublic information to such party Maxim gives EpiCept written notice of its intention to furnish nonpublic information and (B) Maxim receives from the third party an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4), and (ii) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to EpiCept (to the extent such nonpublic information has not been previously so furnished); and

(ii)   Engage in discussions or negotiations with the third party with respect to the Superior Offer, provided that at least forty-eight (48) hours prior to entering into negotiations with such third party, it gives EpiCept written notice of its intention to enter into negotiations with such third party.

(d)   Change of Recommendation.  Notwithstanding the provisions of Section 5.2(b), in response to the receipt of a Superior Offer, the Board of Directors of Maxim may withdraw, amend or modify the Maxim Board Recommendation and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions in response to the receipt of a Superior Offer, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if:

(i)    it determines in good faith after consulting with and receiving the advice of its outside legal counsel that taking or failing to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; and

(ii)   Maxim shall have (A) at least five (5) business days prior to a Change of Recommendation provided to EpiCept written notice which shall state expressly (1) that it has received such Superior Offer, (2) the material terms and conditions of such Superior Offer and the identity of the Person or group making the Superior Offer, (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to EpiCept a copy of all written and electronic materials delivered to the Person or group making the Superior Offer it has received, and (C) made available to EpiCept all materials and information made available to the Person or group making the Superior Offer it has received.

(e)   Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote.  Notwithstanding anything to the contrary contained in this Agreement, the obligation of Maxim to call, give notice of, convene and hold the Maxim Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Maxim of any Acquisition Proposal with respect to it, or by any Change of Recommendation.  Neither Maxim nor EpiCept shall submit to the vote of its respective stockholders any Acquisition Proposal or publicly propose to do so.

(f)    Compliance with Tender Offer Rules.  Nothing contained in this Agreement shall prohibit Maxim or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be subject to the terms of Section 5.3 of this Agreement.  Without limiting the foregoing proviso, Maxim shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(g)   Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Acquisition Proposal,” with respect to a party, shall mean any offer or proposal, relating to any transaction or series of related transactions involving:  (A) any purchase or acquisition by any Person or “group” (as defined under Section 13(d)

of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party or any tender offer or exchange offer or other proposed acquisition of voting securities of such party that, if consummated, would result in any Person or “group” beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of such party, (B) any merger, consolidation, business combination or similar transaction in which the stockholders of such party immediately preceding such transaction hold, directly or indirectly, less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction, (C) any purchase from such party of more than a fifteen percent (15%) interest in the total outstanding voting securities of such party or the granting or issuance of rights to acquire more than a fifteen percent (15%) interest in the total outstanding voting securities of such party, including pursuant to options, warrants or similar rights to purchase voting securities or the issuance of debt or other instruments convertible, exchangeable or exercisable for voting securities of such party, or (D) any sale, lease (other than in the ordinary course of business), transfer, distribution, acquisition or disposition of more than fifteen percent (15%) of the assets of such party (including its subsidiaries taken as a whole) other than, in the case of EpiCept, any agreement with a third party with respect to the development and commercialization of LidoPAIN SP (and no other product of EpiCept) in Europe and Asia, and, in the case of Maxim, any agreement with a third party with respect to the development and commercialization of Ceplene or compounds identified through Maxim’s apoptosis program (and no other products of Maxim), or (E) any liquidation or dissolution of such party (provided, however, that the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case).

(ii)   “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party after the date hereof on terms that the Board of Directors of Maxim believes in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the offer and the strategic and other benefits of the Merger, (i) is reasonably capable of being consummated on the terms proposed, and (ii) if consummated on such terms would result in a transaction more favorable, from a financial point of view, to Maxim’s stockholders (in their capacities as stockholders) than the terms of the Merger, it being understood and agreed that the inclusion of a due diligence condition in an Acquisition Proposal shall preclude such Acquisition Proposal from being a Superior Offer for the purposes of Section 5.3(d) hereof.  For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that references to “15%” therein shall be deemed to be references to “100%”.

5.4           Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)   Confidentiality.  The parties acknowledge that EpiCept and Maxim have previously executed a confidentiality agreement dated June 1, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)   Access to Information.  Each of EpiCept and Maxim will afford the other and the other’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development and commercialization efforts, clinical trials, properties, results of operations and personnel, as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.  Any information provided pursuant to this Section 5.4(b) shall be subject to the Confidentiality Agreement.

(c)   No Modification of Representations and Warranties or Covenants.  No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5           Public Disclosure.  Without limiting any other provision of this Agreement, Maxim and EpiCept will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with the Nasdaq or any other applicable national securities exchange (in which case Maxim will first consult with EpiCept to the extent reasonably practicable).  The parties have agreed to the text of the joint press release announcing the signing of this Agreement.  Notwithstanding the provisions of this Section 5.5, in the event that there has been a Change of Recommendation pursuant to Section 5.3(d) hereof, neither Maxim nor EpiCept will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.

5.6           Regulatory Filings; Reasonable Efforts.

(a)   Regulatory Filings.  Each of Maxim and EpiCept shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all

Legal Requirements with respect to the Merger and the transactions contemplated hereunder, and as promptly as practicable after the date hereof, each of Maxim and EpiCept shall make all filings reasonably determined by the parties to be required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other comparable filing the failure of which to make could materially impair the ability of the parties to close, (iii) other comparable pre-merger filings pursuant to the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger.  Each of Maxim and EpiCept will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b)   Exchange of Information.  Maxim and EpiCept each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a).  Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of EpiCept and Maxim shall consult with the other prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Maxim and EpiCept need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(c)   Notification.  Each of Maxim and EpiCept will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Maxim or EpiCept, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)   Commercially Reasonable Efforts.  Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, subject to the other terms and conditions hereof, Maxim and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e)   Limitation on Divestiture.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Maxim or EpiCept or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.  Neither party shall take or agree to take any action identified in the immediately preceding sentence without the prior written consent of the other party.

5.7           Notification of Certain Matters.

(a)   By EpiCept.  EpiCept shall give prompt notice to Maxim when and if EpiCept becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

(b)   By Maxim.  Maxim shall give prompt notice to EpiCept when and if Maxim becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

5.8           Third-Party Consents; Termination of Certain Agreements. As soon as practicable following the date hereof, Maxim and EpiCept will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.9           Stock Options and Employee Benefits.

(a)   Assumption of Stock Options.  At the Effective Time, each then outstanding Maxim Option granted under the 1993 Plan, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by EpiCept.  At the Effective time, each then outstanding Maxim Option granted under the other Maxim Stock Option Plans, which Maxim Option has an exercise price of $20.00 per share or less, whether or not exercisable at the Effective Time, will be assumed by EpiCept.  Each Maxim Option so assumed by EpiCept under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Maxim Stock Option Plan (and any applicable stock option agreement for such Maxim Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Maxim Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of EpiCept Common Stock equal to the product of the number of shares of Maxim Common Stock that were issuable upon exercise of such Maxim Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of EpiCept Common Stock and (ii) the per share exercise price for the shares of EpiCept Common Stock issuable upon exercise of such assumed Maxim Option will be equal to the quotient determined by dividing the exercise price per share of Maxim Common Stock at which such Maxim Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.  Each assumed Maxim Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time.  As soon as reasonably practicable following the Closing Date,

EpiCept will issue to each person who holds an assumed Maxim Option a document evidencing the foregoing assumption of such Maxim Option by EpiCept.  Maxim shall use commercially reasonable efforts to obtain the agreement of each holder of options granted under the 1993 Plan that have an exercise price above $20.00 per share to the termination of such options immediately prior to the Effective Time and shall take action under the other Maxim Stock Option Plans such that each outstanding Maxim Option granted under the other Maxim Stock Option Plans that has an exercise price above $20.00 per share shall terminate on or prior to the Effective time.

(b)   Incentive Stock Options.  It is intended that Maxim Options assumed by EpiCept shall (i) qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Maxim Options qualified as incentive stock options immediately prior to the Effective Time and (ii) not be treated as deferred compensation under Section 409A of the Code, and the provisions of this Section 5.9 shall be applied consistent with such intent.

(c)   Assumption of Warrants.  At the Effective Time, each then outstanding Maxim Warrant, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by EpiCept.  Each Maxim Warrant so assumed by EpiCept under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Maxim Warrant immediately prior to the Effective Time, except that (i) each Maxim Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of EpiCept Common Stock equal to the product of the number of shares of Maxim Common Stock that were issuable upon exercise of such Maxim Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of EpiCept Common Stock and (ii) the per share exercise price for the shares of EpiCept Common Stock issuable upon exercise of such assumed Maxim Warrant will be equal to the quotient determined by dividing the exercise price per share of Maxim Common Stock at which such Maxim Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.  As soon as reasonably practicable following the Closing Date, EpiCept will issue to each person who holds an assumed Maxim Warrant a document evidencing the foregoing assumption of such Maxim Warrant by EpiCept.

(d)   Treatment of Maxim 401(k) Plan.  If requested by EpiCept by written notice, Maxim shall terminate any and all 401(k) plans effective no later than the day immediately preceding the Closing Date.  Maxim shall not issue any additional shares of Maxim Common Stock as matching contributions under the Maxim 401(k) plan.  If EpiCept provides such written notice to Maxim, Maxim shall provide EpiCept with evidence that such 401(k) plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Maxim’s Board of Directors.  The form and substance of such resolutions shall be subject to review and approval of EpiCept.  Maxim also shall take such other actions in furtherance of terminating such 401(k) plans as EpiCept may reasonably require.

(e)   Benefits Generally.  For a period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, EpiCept or its affiliates shall provide to employees of Maxim and its affiliates who continue employment with Maxim or any of its affiliates (“Continuing Employees”) either (i) benefits that are substantially similar, in the aggregate, to the benefits provided to the Continuing Employees immediately prior to the Closing Date, (ii) benefits that are substantially similar, in the aggregate, to the benefits offered to similarly situated employees of EpiCept, or (iii) a combination of clauses (i) and (ii).  To the extent permitted by applicable laws and applicable tax qualification requirements (and subject to any generally applicable break in service or similar rule), EpiCept shall cause Continuing Employees to be credited with service with Maxim for purposes of eligibility and vesting under any EpiCept 401(k) plan.  Nothing in this Section 5.9(c) shall be construed to entitle any Continuing Employee to continue his or her employment with Maxim or any of its affiliates. To the extent permitted by the applicable plans and subject to approval by any applicable insurance carrier, with respect to any health plans in which employees of Maxim or its affiliates are eligible to participate after the Effective Time, EpiCept or its affiliates shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees (to the extent such exclusion was waived under applicable health plans offered to such employees by EpiCept) and (ii) to the extent permitted by the applicable EpiCept or Maxim insurance carrier, provide each such employee with credit for any co-payments, deductibles and other such expenses paid during the applicable period under any welfare plans maintained or contributed to by Maxim or its affiliates prior to the Effective Time in satisfying any applicable deductible, out-of-pocket or other such requirements for the corresponding period under any welfare plans maintained or contributed to by EpiCept or its affiliates.

(f)    Form S-8.  EpiCept agrees to file a registration statement on Form S-8 for the shares of EpiCept Common Stock issuable with respect to assumed Maxim Options to the extent Form S-8 is available as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.  Maxim shall cooperate with and assist EpiCept in connection with the preparation and filing of a Registration Statement on Form S-8 with respect to assumed Maxim Options.

5.10         Indemnification.

(a)   Indemnity.  From and after the Effective Time, EpiCept will, and will cause the Surviving Corporation to, (i) indemnify to the fullest extent permitted by applicable law any person who is or was a director or officer of Maxim (the “Indemnified Parties”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, and (ii) fulfill and honor in all respects the obligations of Maxim pursuant to the Certificate of Incorporation and Bylaws of Maxim and any indemnification agreements disclosed on Section 3.15 of the Maxim Disclosure Schedule and existing immediately prior to the Effective Time between Maxim and the Indemnified Parties, subject to applicable law.  The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Maxim as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Maxim, unless such modification is required by law.

(b)   Insurance.  For a period of six (6) years after the Effective Time, EpiCept shall cause the Surviving Corporation to use commercially reasonable efforts to cause to be maintained in effect directors’ and officers’ liability insurance maintained by Maxim covering those persons who are covered by Maxim’s directors’ and officers’ liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Maxim; provided, however, that in no event will the Surviving Corporation be required to expend, with respect to any year, in excess of an amount equal to the greater of (i) one hundred fifty percent (150%) of the annual premium currently paid by Maxim for such coverage (and to the extent the amount it would be required to expend would exceed one hundred fifty percent (150%) of the annual premium currently paid by Maxim for such coverage, the Surviving Corporation shall use all reasonable efforts to maintain the maximum amount of coverage as is available for such one hundred fifty percent (150%) of such annual premium) or (ii) the premium necessary to obtain the amount of coverage in effect under EpiCept’s directors’ and officers’ liability insurance policy or policies covering EpiCept’s directors and officers for such year; provided, further, however, that in lieu of maintaining the directors’ and officers’ liability insurance as described above, the Surviving Corporation may obtain as of the Effective Time “tail” insurance policies with a claims period of at least six years from the Closing with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable to Maxim’s directors and officers on the date hereof.

(c)   Third–Party Beneficiaries.  This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on EpiCept and the Surviving Corporation and their respective successors and assigns.  In the event EpiCept, the Surviving Corporation or the successor or assign of either (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of EpiCept or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.10.

5.11         Board of Directors of EpiCept The Board of Directors of EpiCept will take all actions necessary such that effective as of the Effective Time, five (5) directors selected by a majority of the EpiCept directors, including EpiCept’s current Chairman and current Chief Executive Officer, and two (2) directors of Maxim selected by a majority of the Maxim directors shall be members of the Board of Directors of EpiCept.

5.12         Nasdaq and Stockholm Stock Exchange Listing.  Prior to the Effective Time, EpiCept agrees to use best efforts to take all actions, including the completion of appropriate applications, the payment of all fees and any such other actions necessary to authorize for listing on Nasdaq and the Stockholm Stock Exchange, the EpiCept Common Stock, the shares of EpiCept Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger subject to official notice of issuance.

5.13         Maxim Affiliates; Restrictive Legend.  Maxim has delivered or caused to be delivered to EpiCept, on or prior to the date hereof, from each person who may reasonably be deemed to be an affiliate of Maxim for purposes of Rule 145 promulgated under the Securities Act (a “Maxim Affiliate”) an executed affiliate agreement in the form attached hereto as Exhibit D (the “Maxim Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time.  In the event that any other person becomes a Maxim Affiliate following the date of this Agreement, Maxim will use commercially reasonable efforts to deliver or cause to be delivered to EpiCept an executed Maxim Affiliate Agreement with respect to such person as soon as possible.  EpiCept will be entitled to place appropriate legends on the certificates evidencing any EpiCept Common Stock to be received by a Maxim Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the EpiCept Common Stock, consistent with the terms of the Maxim Affiliate Agreement.

5.14         Treatment as Reorganization.  Neither Maxim nor EpiCept will, nor will they permit any of their respective subsidiaries to, take any action prior to or after the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

5.15         Section 16 Matters.  Prior to the Effective Time, the Board of Directors of Maxim shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Maxim Options held by Maxim Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Maxim Insiders of EpiCept Common Stock in exchange for Maxim Common Stock pursuant to the Merger, shall be exempt transactions for purposes of Section 16 of the Exchange Act by any officer or director of Maxim who may become a covered person for purposes of Section 16 of the Exchange Act (an “Maxim Insider”).

5.16         Rights Plan.  Maxim shall not, except as required by this Agreement, modify or amend the Maxim Rights Agreement.

5.17         Tax Matters.  At or prior to the filing of the Registration Statement, Maxim and EpiCept will execute and deliver to Cooley Godward LLP, and to Weil, Gotshal & Manges LLP

tax representation letters in the form to be agreed upon by Weil, Gotshal & Manges LLP and Cooley Godward LLP.  Maxim, Merger Sub and EpiCept shall each confirm to Cooley Godward LLP, and to Weil, Gotshal & Manges LLP the accuracy and completeness, as of the time the Registration Statement is declared effective and as of the Effective Time, of the tax representation letters delivered pursuant to the immediately preceding sentence.  Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.17, Maxim will use its commercially reasonable efforts to cause Cooley Godward LLP, to deliver to it, and EpiCept will use its commercially reasonable efforts to cause Weil, Gotshal & Manges LLP to deliver to it, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.  In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.17.

5.18         FIRPTA Matters.  At the Closing, (a) Maxim shall deliver to EpiCept a statement (in such form as may be reasonably requested by counsel to EpiCept) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, and (b) Maxim shall deliver to the IRS the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.

5.19         Securityholder Litigation.  Maxim shall give EpiCept the opportunity to participate in the defense or settlement of any securityholder litigation against Maxim and/or its directors relating to the Merger, and no such settlement in excess of the coverage amounts provided by insurance (if the insurance company commits to pay such settlement amount) shall be agreed to without EpiCept’s prior consent.

5.20         Capitalization Matters.  Promptly following the execution and delivery of this Agreement, EpiCept shall file the Conversion Amendment with the Secretary of State of the State of Delaware.  Following the EpiCept Conversions and prior to the Effective Time, EpiCept shall effect a 1-for-4 reverse stock split of the outstanding EpiCept Common Stock by filing the Reverse Split Amendment with the Secretary of State of the State of Delaware.

5.21         Exchange of Indebtedness.  Prior to the Effective Time, EpiCept shall exercise its right pursuant to Section 1(a) of the Second Exchange Option Agreement dated February 17, 1998 by and between tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank, a German limited liability company (“tbg”), and EpiCept (the “Exchange Option Agreement”), and will otherwise take all actions reasonably necessary, to cause the exchange of tbg’s claim for the Principal Amount of the Silent Partnership II (as such terms are defined in the Exchange Option Agreement) for shares of EpiCept Common Stock in accordance with the terms of the Exchange Option Agreement to the extent EpiCept has the right to do so under the terms of the Exchange Option Agreement.  If EpiCept does not have the right to do so under the terms of the Exchange Option Agreement, EpiCept shall use commercially reasonable efforts to obtain such right; provided, however, that, notwithstanding anything herein to the contrary, the failure to obtain such right or any breach of this covenant by EpiCept shall not cause a change to the Exchange Ratio.

5.22         Bridge Financing.  Prior to the Effective Time, EpiCept shall be permitted to borrow indebtedness and issue EpiCept Common Stock and preferred stock to raise additional capital; provided, however, that (a) all such indebtedness, including accrued interest thereon, and preferred stock shall be converted into EpiCept Common Stock immediately prior to the Effective Time, (b) the Exchange Ratio shall be adjusted to reflect any such issuance of EpiCept Common Stock, whether directly or upon such a conversion, as contemplated by the definition of Exchange Ratio as provided in Section 1.5(a).

ARTICLE VI
CONDITIONS TO THE MERGER

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of EpiCept and Maxim:

(a)   Stockholder Approval.  The Maxim Stockholder Approval shall have been obtained.

(b)   No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)   Registration Statement Effective; Proxy Statement/Prospectus.  The SEC shall have declared the Registration Statement effective.  No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(d)   HSR Act.  The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, if required.  Satisfaction of all other material foreign antitrust requirements reasonably determined to apply prior to the Closing in connection with the transaction contemplated hereby shall have been obtained.

(e)   No Governmental Restriction.  There shall not be any pending or overtly threatened suit or action asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Maxim or EpiCept or any subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(f)    Tax Opinions.  Maxim and EpiCept shall each have received written opinions from their respective counsel (Cooley Godward LLP, and Weil, Gotshal & Manges LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn.  It is understood that (i) in rendering such opinions, Weil, Gotshal & Manges LLP and Cooley Godward LLP, shall rely upon the tax representation letters referred to in Section 5.17, and (ii) if Cooley Godward LLP, does not render the opinion required by this Section 6.1(f) to Maxim or withdraws or modifies such opinion, such condition will nonetheless be deemed to be satisfied if Weil, Gotshal & Manges LLP renders such opinion to Maxim, and if Weil, Gotshal & Manges LLP does not render the opinion required by this Section 6.1(f) to EpiCept or withdraws or modifies such opinion, such condition will nonetheless be deemed to be satisfied if Cooley Godward LLP, renders such opinion to EpiCept.

(g)   Nasdaq Listing.  The shares of EpiCept Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

6.2           Additional Conditions to Obligations of EpiCept.  The obligation of EpiCept to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by EpiCept:

(a)   Representations and Warranties.  The representations and warranties of Maxim contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Maxim contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement as though made on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Maxim, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct as of such earlier date.  EpiCept shall have received a certificate with respect to the foregoing signed on behalf of Maxim by the Chief Executive Officer and the Chief Financial Officer of Maxim.

(b)   Agreements and Covenants.  Maxim shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and EpiCept shall have received a certificate to such effect signed on behalf of Maxim by the Chief Executive Officer and the Chief Financial Officer of Maxim.

(c)   Agreements and Documents.  EpiCept shall have received Affiliate Agreements in the form of Exhibit D, executed by the Persons identified on Section 3.24 of the Maxim Disclosure Schedule and by any other Person who could reasonably be deemed to be an “affiliate” of Maxim for purposes of the Securities Act, each of which shall be in full force and effect and shall not have been repudiated by any party thereto.

(d)   Maxim Form 10-K.  Maxim shall have filed with the SEC its Annual Report on Form 10-K for its fiscal year ended September 30, 2005 in compliance with the Exchange Act and Section 404 of the Sarbanes-Oxley Act, including the required management and auditor reports.

6.3           Additional Conditions to the Obligations of Maxim.  The obligations of Maxim to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Maxim:

(a)   Representations and Warranties.  The representations and warranties of EpiCept contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of EpiCept contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement as though made on the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on EpiCept, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct as of such earlier date.  Maxim shall have received a certificate signed on behalf of EpiCept by the chief executive officer and the chief financial officer of EpiCept.

(b)   Agreements and Covenants.  EpiCept shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Maxim shall have received a certificate to such effect signed on behalf of EpiCept by the Chief Executive Officer and the Chief Financial Officer of EpiCept.

(c)   Resignation of Directors.  EpiCept shall have received from members of its Board of Directors written letters of resignation that shall have not been revoked or rescinded such that no more than five (5) such persons shall remain members of the Board of Directors of EpiCept at the Effective Time, and the Board of Directors of EpiCept shall have duly adopted by a majority vote at a meeting of such Board of Directors prior to the receipt of the aforementioned resignations resolutions that shall not have been revoked or rescinded electing John F. Bedard and Robert L. Zerbe as members of the Board of Directors of EpiCept to fill the vacancies created by the aforementioned resignations, such elections to be effective at the Effective Time.

(d)   Conversion of Preferred Stock and Certain Notes.  The EpiCept Conversions shall have occurred.

(e)   Reverse Stock Split.  The reverse stock split described in Section 5.20 shall have occurred prior to the Effective Time and EpiCept shall have delivered evidence thereof reasonably satisfactory to Maxim.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of EpiCept or Maxim:

(a)   by mutual written consent duly authorized by the Boards of Directors of Maxim and EpiCept;

(b)   by either EpiCept or Maxim if the Merger shall not have been consummated by March 31, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)   by either EpiCept or Maxim if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)   by either EpiCept or Maxim if the required approval of the stockholders of Maxim contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Maxim stockholders duly convened therefor or at any adjournment or postponement thereof;

(e)   by EpiCept prior to the approval and adoption of this Agreement and approval of the Merger by the required vote of the stockholders of Maxim if a Triggering Event (as defined below in this Section 7.1) with respect to Maxim shall have occurred and such termination shall have been effected within ten (10) business days after EpiCept shall have received notice of the occurrence of such Triggering Event;

(f)    by EpiCept, upon a breach of any representation, warranty, covenant or agreement on the part of Maxim set forth in this Agreement, or if any representation or warranty of Maxim shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Maxim’s representations and warranties or breach by Maxim is curable by Maxim through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) Maxim ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy if such breach by Maxim is cured prior to such termination becoming effective); and

(g)   by Maxim, upon a breach of any representation, warranty, covenant or agreement on the part of EpiCept set forth in this Agreement, or if any representation or warranty of EpiCept shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in EpiCept’s representations and warranties or breach by EpiCept is curable by EpiCept through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) EpiCept ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy if such breach by EpiCept is cured prior to such termination becoming effective).

For the purposes of this Agreement, a “Triggering Event,” with respect to Maxim, shall be deemed to have occurred if:  (i) Maxim’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to EpiCept, the Maxim Board Recommendation, or shall have resolved to do any of the same, (ii) Maxim’s Board of Directors fails to reaffirm (publicly, if so requested) the Maxim Board Recommendation within ten (10) business days after EpiCept requests in writing that such recommendation be reaffirmed after the public announcement of an Acquisition Proposal, (iii) Maxim’s Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or shall have resolved to do any of the same, or (iv) Maxim has intentionally and materially breached the provisions of Section 5.2(b) or 5.3 hereof.

7.2           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any intentional or willful breach of, this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3           Fees and Expenses.

(a)   General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated;

provided, however, that Maxim and EpiCept shall share equally (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, if any, or any other filing fee required by a Governmental Entity pursuant to Section 5.6(a).

(b)   Payments by Maxim.

(i)            In the event that this Agreement is terminated by Maxim or EpiCept pursuant to Section 7.1(d), then in either case Maxim shall pay to EpiCept an amount equal to the lesser of (1) all Expenses of EpiCept and Merger Sub; and (2) $650,000.  Any payment required to be made pursuant to this Section 7.3(b)(i) shall be made to EpiCept not later than two (2) business days after delivery by EpiCept to Maxim of a demand for payment and an itemization setting forth in reasonable detail all Expenses of EpiCept and Merger Sub.  All such payments shall be made by wire transfer of immediately available funds to an account to be designated by EpiCept.  No additional amounts shall be required to be paid by Maxim under this Section 7.3(b)(i) once the amount required to be paid by Maxim under Sections 7.3(b)(ii) or (iii) has been paid.

(ii)           In the event that (A) this Agreement is terminated by Maxim or EpiCept pursuant to Sections 7.1(b) or (d), (B) following the date hereof and prior to the termination of this Agreement, an Acquisition Proposal with respect to Maxim shall have been made or communicated to Maxim or shall have been made directly to the stockholders of Maxim generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (in each case whether or not such Acquisition Proposal has been withdrawn prior to the event giving rise to the right of termination under Section 7.1), (C) within twelve (12) months following the termination of this Agreement Maxim enters into a definitive agreement with respect to, or consummates an Acquisition (as defined in Section 7.3(b)(vi)) with the Person making the Acquisition Proposal or its Affiliate or with any other Person (so long as the Acquisition with that other Person is on terms that are at least as favorable, from a financial point of view, to Maxim’s stockholders (in their capacities as stockholders) as the terms of the Acquisition Proposal described in clause (B) above), and (D) such Acquisition is consummated, then upon the consummation of the Acquisition of Maxim described in clause (C), Maxim shall pay EpiCept a fee equal to $1,400,000, less any amounts paid under Section 7.3(b)(i), in immediately available funds on the day of such consummation.

(iii)          In the event that (A) this Agreement is terminated by Maxim or EpiCept pursuant to Sections 7.1(b) or (d), (B) following the date hereof and prior to the termination of this Agreement, an Acquisition Proposal with respect to Maxim shall have been made or communicated to Maxim or shall have been made directly to the stockholders of Maxim generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (in each case whether or not such Acquisition Proposal has been withdrawn prior to the event giving rise to the right of termination under Section 7.1), (C) within twelve (12) months following the termination of this Agreement Maxim enters into a definitive agreement with respect to, or consummates, an Acquisition other than an Acquisition described in Section 7.3(b)(ii), and (D) such Acquisition is consummated, then upon the consummation of such Acquisition of Maxim, Maxim shall pay EpiCept a fee equal to $1,000,000, less any amounts paid under Section 7.3(b)(i), in immediately available funds on the day of such consummation.

(iv)          In the event that this Agreement is terminated by EpiCept pursuant to Section 7.1(e), then Maxim shall pay EpiCept a fee equal to $1,000,000 within two (2) business days of such termination; provided, however, that if within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(e) Maxim enters into a definitive agreement with respect to, or consummates, an Acquisition with any person (so long as the Acquisition with that other Person is on terms that are at least as favorable, from a financial point of view, to Maxim’s stockholders (in their capacities as stockholders) as the terms of this Agreement), and such Acquisition is consummated, then upon such consummation of the Acquisition of Maxim, Maxim shall pay EpiCept an additional fee equal to $400,000, payable in immediately available funds on the day of such consummation.

(v)           Maxim acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, EpiCept would not enter into this Agreement; accordingly, if Maxim fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, EpiCept makes a claim that results in a judgment against Maxim for the amounts set forth in this Section 7.3(b), Maxim shall pay to EpiCept its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  Payment of the amounts described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(vi)          For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean, other than the transactions contemplated by this Agreement, a transaction pursuant to an Acquisition Proposal (as defined in Section 5.3(g)(i), except that fifty percent (50%) shall be substituted for fifteen percent (15%) where it appears in such definition, and “Expenses” shall mean the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors and investment bankers to EpiCept) reasonably incurred by EpiCept or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement, the filing or any required notices under applicable antitrust law or other regulations and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

7.4           Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Maxim and EpiCept, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such stockholders without such further stockholder approval.  This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Maxim and EpiCept.

7.5           Extension; Waiver.  At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Non-Survival of Representations and Warranties.  The representations and warranties of EpiCept and Maxim contained in this Agreement, or any certificate or instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)   if to Maxim, to:

Maxim Pharmaceuticals, Inc.

8899 University Center Lane, Suite 400

San Diego, CA 92122
Attention: Chief Executive Officer
Fax No.: (858) 453-5005

with a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Lance W. Bridges
Fax No.: (858) 550-6420

(b)  if to EpiCept or Merger Sub, to:

EpiCept Corporation
270 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attention: Chief Executive Officer
Fax No.: (201) 837-0200

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Alexander D. Lynch
Ted S. Waksman
Fax No.: (212) 310-8007

8.3           Interpretation; Knowledge.

(a)   When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its subsidiaries, taken as a whole.

(b)   For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers of such party.

(c)   For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any fact, change, event, development, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, condition (financial or otherwise) or results of operations of such entity taken as a whole with its subsidiaries; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity:  any Effect resulting from (A) general economic conditions or conditions generally affecting the biotechnology industry, except in either case to the extent such party is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger, (C) any adverse Effect resulting from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (D) with respect to Maxim, any adverse Effect resulting from or relating to regulatory filings for the approval of Ceplene in Europe or Maxim’s licensing or partnering of Ceplene or compounds identified through its apoptosis research program (including any failure to license or partner such products or the termination or modification of any such existing license or partnering arrangement), or (E) with respect to Maxim, a change in the stock price or trading volume of Maxim, provided that clause (E) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume.

(d)   For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5           Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the EpiCept Disclosure Schedule and the Maxim Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided in Section 5.10 following the Effective Time.

8.6           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Any purported assignment in violation of this Section 8.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11         Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.12         Definitions.  The following terms are defined in the sections of this Agreement set forth after such term below:

“1993 Plan” shall have the meaning set forth in Section 1.5(d).

“Acquisition” shall have the meaning set forth in Section 7.3(b)(v).

“Acquisition Proposal” shall have the meaning set forth in Section 5.3(g)(i).

“Action” shall have the meaning set forth in Section 2.10.

“Affiliate” shall have the meaning set forth in Section 2.12(a).

“Amended and Restated Certificate of Incorporation” shall have the meaning set forth in the Paragraph C of Page 1

“Agreement” shall have the meaning set forth in the first paragraph of Page 1

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.6(c).

“Change of Recommendation” shall have the meaning set forth in Section 5.3(d).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in the Paragraph G of Page 2

“Confidentiality Agreement” shall have the meaning set forth in Section 5.4(a).

“Conversion Amendment” shall have the meaning set forth in Section 2.4(a).

“DGCL” shall have the meaning set forth in the Paragraph A of Page 1

“DOJ” shall have the meaning set forth in Section 5.6(a).

“DOL” shall have the meaning set forth in Section 2.12(b).

“End Date” shall have the meaning set forth in Section 7.1(b).

“Effect” shall have the meaning set forth in Section 8.3(c).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Permits” shall have the meaning set forth in Section 2.14(c).

“ERISA” shall have the meaning set forth in Section 2.12(a).

“EpiCept” shall have the meaning set forth in the first paragraph of Page 1

“EpiCept Balance Sheet” shall have the meaning set forth in Section 2.5.

“EpiCept Common Stock” shall have the meaning set forth in Section 1.5(a).

“EpiCept Contracts” shall have the meaning set forth in Section 2.15.

“EpiCept Conversions” shall have the meaning set forth in the Paragraph E of Page 2

“EpiCept Convertible Notes” shall have the meaning set forth in Section 2.2.

“EpiCept Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article II

“EpiCept Financials” shall have the meaning set forth in Section 2.5.

“EpiCept Intellectual Property” shall have the meaning set forth in Section 2.8.

“EpiCept Options” shall have the meaning set forth in Section 2.2.

“EpiCept Permits” shall have the meaning set forth in Section 2.9(b).

“EpiCept Plans” shall have the meaning set forth in Section 2.12(a).

“EpiCept Registered Intellectual Property” shall have the meaning set forth in Section 2.8.

“EpiCept Stock Option Plan” shall have the meaning set forth in Section 2.2.

“EpiCept Warrants” shall have the meaning set forth in Section 2.2.

“Exchange Act” shall have the meaning set forth in Section 2.4(b).

“Exchange Agent” shall have the meaning set forth in Section 1.6(a).

“Exchange Fund” shall have the meaning set forth in Section 1.6(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.5(a).

“Expenses” shall have the meaning set forth in Section 7.3(b)(v).

“FTC” shall have the meaning set forth in Section 5.6(a).

“GAAP” shall have the meaning set forth in Section 2.5.

“Governmental Entity” shall have the meaning set forth in Section 2.4(b).

“Hazardous Material” shall have the meaning set forth in Section 2.14(a).

“Hazardous Material Activities” shall have the meaning set forth in Section 2.14(b).

“HSR Act” shall have the meaning set forth in Section 2.4(b).

“include” shall have the meaning set forth in Section 8.3(a).

“includes” shall have the meaning set forth in Section 8.3(a).

“including” shall have the meaning set forth in Section 8.3(a).

“Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

“Intellectual Property” shall have the meaning set forth in Section 2.8.

“IRS” shall have the meaning set forth in Section 2.12(b).

“Knowledge” shall have the meaning set forth in Section 8.3(b).

“Legal Requirement” shall have the meaning set forth in Section 2.4(a).

“Maxim” shall have the meaning set forth in the first paragraph of Page 1

“Maxim Affiliate” shall have the meaning set forth in Section 5.13.

“Maxim Affiliate Agreement” shall have the meaning set forth in Section 5.13.

“Maxim Balance Sheet” shall have the meaning set forth in Section 3.5(b).

“Maxim Board Recommendation” shall have the meaning set forth in Section 3.18.

“Maxim Common Stock” shall have the meaning set forth in Section 1.5(a).

“Maxim Contracts” shall have the meaning set forth in Section 3.15.

“Maxim Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III

“Maxim Financials” shall have the meaning set forth in Section 3.5(b).

“Maxim Insider” shall have the meaning set forth in Section 5.15.

“Maxim Intellectual Property” shall have the meaning set forth in Section 3.8.

“Maxim Options” shall have the meaning set forth in Section 1.5(d).

“Maxim Permits” shall have the meaning set forth in Section 3.9(b).

“Maxim Plans” shall have the meaning set forth in Section 3.12(a).

“Maxim Registered Intellectual Property” shall have the meaning set forth in Section 3.8.

“Maxim Rights” shall have the meaning set forth in Section 3.2(a).

“Maxim Rights Agreement” shall have the meaning set forth in Section 3.22.

“Maxim Rights Certificates” shall have the meaning set forth in Section 3.2(a).

“Maxim SEC Reports” shall have the meaning set forth in Section 3.5(a).

“Maxim Stock Option Plans” shall have the meaning set forth in Section 1.5(d).

“Maxim Stockholder Approval” shall have the meaning set forth in Section 3.4(a).

“Maxim Stockholders’ Meeting” shall have the meaning set forth in Section 2.17.

“Maxim Voting Agreements” shall have the meaning set forth in the Paragraph F of Page 2

“Maxim Warrants” shall have the meaning set forth in Section 3.2(a).

“Material Adverse Effect” shall have the meaning set forth in Section 8.3(c).

“Merger” shall have the meaning set forth in the Paragraph A of Page 1

“Merger Sub” shall have the meaning set forth in the first paragraph of Page 1

“Nasdaq” shall have the meaning set forth in Section 1.5(f).

“Necessary Consents” shall have the meaning set forth in Section 2.4(b).

“Person” shall have the meaning set forth in Section 8.3(d).

“Principal EpiCept Stockholders” shall have the meaning set forth in the Paragraph D of Page 1

“Principal Stockholder Consent” shall have the meaning set forth in the Paragraph D of Page 1

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 2.17.

“PTO” shall have the meaning set forth in Section 2.8(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 2.8.

“Registration Statement” shall have the meaning set forth in Section 2.4(b).

“Returns” shall have the meaning set forth in Section 2.7(b)(i).

“Reverse Split Amendment” shall have the meaning set forth in Section 2.4(a).

“Sanders Notes” shall have the meaning set forth in Section 2.2(a).

“Sanders Warrants” shall have the meaning set forth in Section 2.2(a).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall have the meaning set forth in Section 2.4(b).

“Securities Act” shall have the meaning set forth in Section 2.4(b).

“Share Issuance” shall have the meaning set forth in the Paragraph C of Page 1

“Software” shall have the meaning set forth in Section 2.8.

“Subsidiary Notes” shall have the meaning set forth in Section 2.2.

“Superior Offer” shall have the meaning set forth in Section 5.3(g)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall have the meaning set forth in Section 2.7(a).

“Taxes” shall have the meaning set forth in Section 2.7(a).

“Taxing Authority” shall have the meaning set forth in Section 2.7(a).

“Technology” shall have the meaning set forth in Section 2.8.

“the business of” shall have the meaning set forth in Section 8.3(a).

“Treasury Regulations” shall have the meaning set forth in Section 1.9.

“Triggering Event” shall have the meaning set forth in Section 7.1(g).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

EPICEPT CORPORATION

By:	/s/ John V. Talley, Jr.

Name:	John V. Talley, Jr.

Title:	Chief Executive Officer

MAGAZINE ACQUISITION CORP.

By:	/s/ John V. Talley, Jr.

Name:	John V. Talley, Jr.

Title:	Chief Executive Officer

MAXIM PHARMACEUTICALS, INC.

By:	/s/ Larry G. Stambaugh

Name:	Larry G. Stambaugh

Title:	Chief Executive Officer